Exhibit 10.1

FIRST AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

This First Amended and Restated Loan and Security Agreement (this “Agreement”) is entered into as of November 22, 2022 (the “Closing Date”), by and among Structural Capital Investments III, LP (“SCI”), Series Structural DCO II series of Structural Capital DCO, LLC (“DCO”), CEOF Holdings LP (“CEOF”), SQN Tempo Automation, LLC (“SQNTA”), SQN Venture Income Fund II, LP (“SQNVIFII” and together with SCI, DCO, CEOF and SQNTA, “Lenders” and each a “Lender”), Ocean II PLO LLC, a California limited liability company, as administrative and collateral agent for Lenders (“Agent”) and Tempo Automation, Inc., a Delaware corporation (“Borrower”).

Recitals

A.           Lenders previously loaned the principal amount of $30,000,000 (the “Original Principal”) to Borrower pursuant to that certain Loan and Security Agreement, dated as of October 13, 2021, as amended pursuant to that certain First Amendment to Loan and Security Agreement, dated as of January 11, 2022 (collectively, the “Original LSA”).

B.           On the date hereof, Tempo Automation Holdings, Inc. (formerly known as ACE Convergence Acquisition Corp.), a Delaware corporation and the sole stockholder of Borrower (“Parent”) and Borrower consummated the transactions (the “Merger Transactions”) contemplated by that certain Amended and Restated Merger Agreement, dated as of August 12, 2022, by and between Parent, the Borrower and the other parties thereto, as amended on September 7, 2022 and September 23, 2022.

C.           In connection with the consummation of the Merger Transactions, Lenders, Parent and Borrower desire to exchange $7,000,000 of the Original Principal into shares of common stock, par value $0.0001 per share, of Parent on the terms and subject to the conditions set forth in those certain subscription agreements, dated as of the date hereof, by and between Parent and each Lender (collectively, the “Subscription Agreements” and each, a “Subscription Agreement”) (collectively, the “Conversion”).

D.           Borrower desires to repay $3,000,000 of the Original Principal (the “Repaid Principal”) in cash on the date hereof (the “Repayment”).

E.           After the Conversion (described in Recital C) and the Repayment (described in Recital D), $20,000,000 of the Original Principal will remain outstanding (the “Refinanced Principal”), and the Refinanced Principal shall be repaid in accordance with and otherwise subject to the terms of this Agreement.

F.           This Agreement amends and restates the Original LSA in its entirety, and as such, on the Closing Date, the Original LSA shall no longer be of any force or effect.

Agreement

1.	Definitions and Construction

1.1.           Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Accounts Payable” shall mean expenses categorized as accounts payable in the Approved Budget.

“ACH Debit Consent” means Borrower’s authorization to allow Agent to debit Borrower’s Deposit Accounts to satisfy the Obligations in substantially the form of Exhibit C attached hereto.

“Advance” means the extension of credit by a Lender to Borrower under this Agreement, and for the avoidance of doubt, includes the Refinanced Principal.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly thirty percent (30%) or more of the outstanding stock of such Person, any Person that controls or is controlled by or is under common control with such Person or any Affiliate of such Person or each of such Person’s senior executive officers, directors, members or partners.

“Amortization Date” means December 1, 2023.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws” means the applicable laws, statutes, regulations or rules in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto, including, but not limited to, the Bank Secrecy Act (31 U.S.C. § 5311 et seq.) and the USA Patriot Act.

“Approved Bank” has the meaning ascribed thereto in the definition of “Cash Equivalents” contained herein.

“Approved Budget” shall have the meaning given to such term in Section 6.3.

“Basic Rate” means for any day, a per annum rate of interest equal to the greater of (i) nine and three-quarters percent (9.75%), and (ii) four and one-quarter percent (4.25%) plus the Prime Rate then in effect.

“Board” means Borrower’s board of directors.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or data storage, and the related devices and equipment, containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized to close under the laws of, or are in fact closed in, California.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP (consistently applied), and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP (consistently applied).

“CARES Act - Title I” means Title I of the Coronavirus Aid, Relief and Economic Security Act, as amended (including any successor thereto), and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, regardless of the date enacted, adopted, issued or implemented.

“CARES Debt” means any loan by (i) any Governmental Authority (including the Small Business Administration) or any other Person acting as a financial agent of a Governmental Authority or (ii) any other Person to the extent such loan is guaranteed by a Governmental Authority (including the Small Business Administration), in each case pursuant to the CARES Act - Title I.

Loan and Security Agreement – Tempo Automation, Inc.

“Cash Equivalents” means, as to any Person: (a) securities issued or directly and fully and unconditionally guaranteed or insured by the United States or any agency or instrumentality thereof (but only so long as the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition; (b) securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 180 days from the date of acquisition and having one of the two highest ratings from either Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or Moody’s Investors Service, Inc.; (c) certificates of deposit, denominated solely in U.S. Dollars, maturing within two years after the date of acquisition, issued by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia or that is a U.S. subsidiary of a foreign commercial bank; in each of the foregoing cases, solely to the extent that: (i) such commercial bank’s short-term commercial paper is rated at least A-1 or the equivalent by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc. (any such commercial bank, an “Approved Bank”); or (ii) the par amount of all certificates of deposit acquired from such commercial bank are fully insured by the Federal Deposit Insurance Corporation; or (d) commercial paper issued by any Approved Bank (or by the parent company thereof), in each case maturing not more than twelve months after the date of the acquisition thereof.

“Closing Date” has the meaning given to such term in preamble to this Agreement.

“Code” means the Uniform Commercial Code as adopted and in effect in the State of California, as amended from time to time, provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” means the property described on Exhibit A attached hereto.

“Collateral Pledge Agreements” mean, collectively, any local law pledge agreement relating to the Equity Interests or evidence of Indebtedness of any Subsidiary owned directly or indirectly by Borrower or a Loan Party to the extent necessary or useful to perfect Agent’s security interest therein under applicable laws.

“Commercial Tort Claim” means any “commercial tort claim” as defined in the Code.

“Commitment” means (a) with respect to all Lenders, $20,000,000, and (b) with respect to each Lender, the amount set forth opposite such Lender’s name on Schedule 2.1 attached hereto.

“Compliance Certificate” has the meaning given to such term in Section 6.4.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Agent in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Control Agreement” means an agreement, the terms of which are satisfactory to Agent, which is executed by Agent, Borrower and the applicable financial institution and/or securities/investment intermediary, and which perfects Agent’s (for itself and for the benefit of the Lenders) first priority security interest (subject to Permitted Liens described in sub-section (g) of the definition of Permitted Liens) in Borrower’s accounts maintained as such financial institution or securities/investment intermediary.

“Convertible Notes” means short term (less than one year) unsecured subordinated convertible Indebtedness issued by Borrower, provided such Indebtedness is subordinated to the Obligations contemplated by this Agreement and is subject to a Subordination Agreement in form and substance reasonably satisfactory to the Agent and such Indebtedness by its terms is convertible into equity securities of the Borrower.

Loan and Security Agreement – Tempo Automation, Inc.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether or not filed with the United States Copyright Office or foreign equivalent.

“Current Financial Statements” has the meaning given to such term in Section 5.9.

“Default” means any event which with the passing of time or the giving of notice or both would become an Event of Default hereunder.

“Default Rate” means (i) the per annum rate of interest equal to the then-applicable Basic Rate, plus (ii) 5% per annum.

“Deposit Account” means any “deposit account” as defined in the Code.

“Disclosure Schedules” mean the disclosure schedules attached at the end of this Agreement.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the date that is one year and one day following the Maturity Date; or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time on or prior to the date that is one year and one day following the Maturity Date.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Equity Interests” mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant, convertible debt or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest, provided that in the case of any convertible debt, such convertible debt shall be required to be Subordinated Debt.

“Equity Round” means any transaction or a series of related transactions in which Borrower shall issue and sell Equity Interests after the Closing Date, in a third party capital raising event, but excluding in all cases issuance of shares of Borrower’s common stock to employees or other services providers under any board and stockholder approved stock option plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) under common control with the Borrower or any of its Affiliates within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“Event of Default” has the meaning given to such term in Section 8.

“Excluded Account” means (i) any Deposit Account exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees but only to the extent that the balance of such Deposit Account does not exceed 110% of the then current pay period’s payroll, payroll taxes and other employee wage and benefit payments for which such Deposit Account is typically used to cover, and so long as no other funds are comingled in such Deposit Account and such Deposit Account identified to Agent by Borrower as such, (ii) any Deposit Account used exclusively as a zero balance account, and such Deposit Account identified to Agent by Borrower as such, (iii) the SVB Collateral Account, and (iv) the SVB Credit Card Collateral Account.

Loan and Security Agreement – Tempo Automation, Inc.

“Excluded Taxes” has the meaning given to such term in Section 2.7(d).

“Exit Fee” shall mean a fee in an amount sufficient, if needed, to increase the Minimum Return to 1.80:1.00.

“FATCA” has the meaning given to such term in Section 2.7(d).

“Final Payment Fee” has the meaning given to such term in Section 2.5(b).

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Date” means any date on which an Advance is made to or on account of Borrower under this Agreement, and for the avoidance of doubt, the Funding Date for the Term Loan shall be deemed to be the Closing Date.

“GAAP” means, as of any date of determination, generally accepted accounting principles as then in effect in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.

“GDPR” means the European Union General Data Protection Regulation (EU) 2016/679 of the European Parliament and the Council of the European Union and all regulations promulgated thereunder.

“Governmental Authority” means (a) any United States federal, state, county, municipal or foreign government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal or (d) with respect to any Person, any arbitration tribunal or other similar non-governmental authority to whose jurisdiction that Person has consented.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money (including interest whether charged at the Basic Rate or otherwise) or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, including any earn-out obligations, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business and not more than 30 days past due), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Contingent Obligations of such Person including indebtedness of others, (h) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (i) all obligations of such Person as an account party in respect of letters of credit, (j) all obligations of such Person in respect of bankers’ acceptances, (k) obligations in respect of Disqualified Stock, and (l) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including any Hedging Agreement, in each case, whether entered into for hedging or speculative purposes or otherwise. The amount of any Indebtedness of any Person in respect of a Hedging Agreement shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Hedging Agreement had terminated at the end of such fiscal quarter. In making such determination, if any agreement relating to such Hedging Agreement provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined, in each case to the extent that such agreement is legally enforceable in Insolvency Proceedings against the applicable counterparty thereof. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer. For the avoidance of doubt, ordinary course operating leases shall not constitute Indebtedness.

Loan and Security Agreement – Tempo Automation, Inc.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law (domestic or foreign), including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Insolvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is greater than all of such Person’s assets (including goodwill), (b) such Person is engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, (c) such Person has incurred, or reasonably believes that it will incur, debts beyond its ability to pay such debts as they generally become due (whether at maturity or otherwise), or (d) such Person is not “solvent” or is “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances.

“Intellectual Property” means all of a Person’s right, title, and interest in and to the following: domain names; Copyrights, Trademarks and Patents (including registrations and applications therefor prior to granting, and whether or not filed, recorded or issued); all trade secrets and related rights, including without limitation rights to unpatented inventions, know-how and manuals; all design rights; claims for damages by way of past, present and future infringement of any of the rights included above; all amendments, renewals and extensions of any Copyrights, Trademarks or Patents.

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement entered into in connection with the Original LSA.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Inventory” means “inventory” as defined in the Code, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.

“Investment” means any beneficial equity ownership in any Person (including stock, partnership interest or other securities), or any loan, advance or capital contribution to any Person.

“Joinder Agreement” means the agreement substantially in the form of Exhibit H hereto.

“Landlord Subordination and Access Agreement” means an agreement between Borrower’s landlord(s) and Agent that provides Agent access to the premises that Borrower leases from such landlord in a form satisfactory to Agent.

“Lender Expenses” means all reasonable and reasonably documented costs or expenses (including reasonable attorneys’ fees and expenses) incurred by Agent or any Lender in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees incurred by Agent or any Lender; and Agent’s and any Lender’s reasonable attorneys’ fees and expenses incurred before, during and/or after an Insolvency Proceeding in maintaining, amending, enforcing, collecting, performing (including any workout or restructuring) or defending the Loan Documents, or incurred in any other matter or proceeding relating to the Loan Documents (including in all cases, without limit, court costs, legal expenses and reasonable attorneys’ fees and expenses, whether or not suit is instituted, and, if suit is instituted, whether at trial court level, appellate court level, in a bankruptcy, probate or administrative proceeding or otherwise).

Loan and Security Agreement – Tempo Automation, Inc.

“Lien” means any pledge, bailment, lease, mortgage, hypothecation, conditional sales and title retention agreement, charge, claim, encumbrance or other lien in favor of any Person.

“Liquidation Event” means any of the following: (i) a merger of Borrower with another entity pursuant to which Borrower is not the surviving entity; or (ii) the sale of all or substantially all of Borrower’s assets; or (iii) a sale or other disposition of the equity securities or interests of Borrower by Borrower or the equity holders of Borrower as of the Closing Date (other than sales or dispositions to Affiliates of such equity holders), which results in such equity holders owning less than 50% of the voting equity securities or interests of Borrower immediately following such transaction.

“Loan Documents” means, collectively, this Agreement, the ACH Debit Consent, the Perfection Certificate, each Note, each Joinder Agreement, each Notice of Borrowing, the Intellectual Property Security Agreement, the Warrants, the Control Agreement(s), the Landlord Subordination and Access Agreement, the Notice and Access Agreement, Collateral Pledge Agreement, any Subordination Agreement and all other documents, instruments and agreements executed or delivered by Borrower and/or any Loan Party to or for the benefit of Agent and Lenders in connection with this Agreement, all as amended or extended from time to time; provided that the Loan Documents shall not include any stock purchase agreement or similar equity instruments to acquire, or agreements governing the rights of, any capital stock or other equity security, or any common stock, preferred stock, unit, or equity security issued to or purchased by any Lender or its nominee or assignee under Section 6.13.

“Loan Party” means any Person (other than Agent) that has executed a Joinder Agreement and delivered it to Agent.

“Material Adverse Effect” means (i) a material adverse effect on the business, operations, performance, properties, Revenue, assets, liabilities, capitalization, results of operations, cash flows or financial condition of Borrower and its Subsidiaries taken as a whole, (ii) the termination, breach or default (or assertion of a termination, breach or default) of any Material Contracts of Borrower or any of its Subsidiaries, (iii) a material adverse effect on the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents, or (iv) a material adverse effect on the validity or priority of, or any material impairment to, Agent’s security interests in the Collateral or Agent’s right to enforce any of its rights or remedies with respect to the Obligations.

“Material Contracts” means any contract or agreement (whether written or oral) to which the Borrower or any of its Subsidiaries is a party where the aggregate consideration payable to or by the Borrower or such Subsidiary pursuant to the terms of such contract or agreement, or series of related contracts or agreements, exceeds One Million Dollars ($1,000,000), provided however, that for operating leases the annual consideration payable exceeds One Million Dollars ($1,000,000).

“Maturity Date” means December 1, 2025.

“Minimum Return” shall mean the ratio equal to (a) the aggregate amount, without duplication, of the principal and interest paid in cash by the Loan Parties to Agent for the benefit of Lenders on account of the Advances; divided by (b) the such Advances. For the avoidance of doubt, the foregoing clause (a) shall not include any amounts other than those listed, including, without limitation, fees paid directly to Agent for its own account, Lender Expenses, the OID Fee, the Final Payment Fee and the value of any Equity Interests or Warrants or any underlying securities.

“Multiemployer Plan” means any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which the Borrower, any of its Subsidiaries or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six years has made or been obligated to make contributions.

“Negotiable Collateral” means all letters of credit of which Borrower is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

Loan and Security Agreement – Tempo Automation, Inc.

“Note” means a secured promissory note in favor of a Lender in the form of Exhibit B.

“Notice and Access Agreement” means an agreement between a third-party warehouse, fulfillment center, bailee or similar entity, on the one hand, and Agent on the other, that provides Agent access to the premises containing Borrower’s Inventory or other Collateral.

“Notice of Borrowing” means a notice of borrowing of an Advance pursuant to the terms of this Agreement in substantially the form of Exhibit D.

“Obligations” means all debt, principal, interest, fees, charges, Lender Expenses and other amounts owing by Borrower or any Loan Party to Agent or a Lender of any kind and description whether arising under or pursuant to or evidenced by the Loan Documents, and whether or not for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including the principal and interest due with respect to the Advances, and further including all Lender’s Expenses that Borrower or any Loan Party is required to pay or reimburse by the Loan Documents, by law, or otherwise. Notwithstanding the foregoing, Obligations shall not include any obligations of Borrower in connection with the Warrant or other equity security of Borrower held by Agent or a Lender or their Affiliates or any agreements governing the rights of Agent or any Lender or their Affiliates with respect to such Warrant or other equity securities; provided that Obligations shall include Borrower’s obligations, and Agent’s and Lenders’ rights under Section 6.13.

“OID Fee” has the meaning given to such term in Section 2.5(a).

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, whether or not filed with the United States Patent and Trademark Office or any foreign equivalent.

“Pension Plan” means any “employee benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to Title IV of ERISA or Sections 412 of the Internal Revenue Code or Section 302 of ERISA, and which is or was, within the preceding six years, maintained by Borrower, any of its subsidiaries or any ERISA Affiliate.

“Perfection Certificate” means the Perfection Certificate substantially in the form of Exhibit G hereto.

“Permitted Indebtedness” means the following:

(a)           Indebtedness of Borrower or any Loan Party in favor of Agent or a Lender arising under this Agreement or any other Loan Document;

(b)           Indebtedness existing on the Closing Date and disclosed in the Disclosure Schedules;

(c)           Indebtedness consisting of: (i) accounts receivable financings on terms satisfactory to Agent in its sole discretion; (ii) capital leases; (iii) Permitted Investments allowed pursuant to Section (f) of the definition of Permitted Investments; and (iv) purchase money obligations for fixed or capital assets within the limitations set forth in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment and software financed with such Indebtedness;

(d)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is promptly extinguished;

(e)           Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

Loan and Security Agreement – Tempo Automation, Inc.

(f)           Indebtedness of Borrower or any Loan Party that may be deemed to exist in connection with agreements providing for warranty obligations entered into in the ordinary course of business;

(g)           Indebtedness of Borrower or any Loan Party arising from customary cash management services or in connection with any automated clearinghouse transfer of funds in the ordinary course of business;

(h)           unsecured Indebtedness of Borrower or any Loan Party arising from customary credit card charges and reimbursement obligations for letters of credit incurred in the ordinary course of business;

(i)            unsecured Indebtedness to trade creditors in the ordinary course of business not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in a single payment or a related series of payments without Agent’s prior written consent, not to be unreasonably withheld, provided however, if Borrower is required to maintain Unrestricted Cash of Seven Million Five Hundred Thousand Dollars ($7,500,000) pursuant to Section 6.11(a) and is in compliance with the Loan Documents, then Borrower shall be allowed unsecured Indebtedness to trade creditors in the ordinary course of business without regard to such Two Hundred Fifty Thousand Dollars ($250,000) limit;

(j)            Subordinated Debt;

(k)           unsecured Indebtedness not otherwise permitted hereunder to any Person in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) per calendar year; and

(l)            extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness described in (a) through (k) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Borrower or the applicable Loan Party, as the case may be.

“Permitted Investment” means:

(a)           Investments existing on the Closing Date disclosed in the Disclosure Schedules; and

(b)           Investments constituting cash and Cash Equivalents, provided such cash and Cash Equivalents are in accounts which are subject to a Control Agreement in favor of Agent;

(c)           Investments accepted in connection with Permitted Transfers;

(d)           Investments of Subsidiaries in or to other Subsidiaries or to Borrower (and vice versa) provided that such Subsidiaries have signed a Joinder Agreement;

(e)           Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(f)            Investments consisting of the purchase of capital assets in an amount not to exceed One Million Dollars ($1,000,000);

(g)           Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(h)           Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) per fiscal year;

Loan and Security Agreement – Tempo Automation, Inc.

(i)            Reserved;

(j)            Reserved; and

(k)           Investments not otherwise permitted hereunder in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) per fiscal year.

“Permitted Licenses” mean non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and other non-perpetual licenses that may be exclusive in some respects, such as, by way of example, with respect to field of use or geographic territory; provided, that in all cases such licenses must have a term of three years or less and may not require the direct or indirect payment (excluding inchoate indemnity obligations) to any Person in excess of $500,000, either by Borrower or any of its Subsidiaries.

“Permitted Liens” means the following:

(a)           Liens existing on the Closing Date and disclosed in the Disclosure Schedules or as specifically permitted in the definition of Permitted Indebtedness provided that such Liens are not superior to Agent’s Lien on the Collateral;

(b)           Liens for taxes, fees, assessments or other governmental charges or levies that are not delinquent and for which Borrower maintains adequate reserves;

(c)           Liens (i) upon or in any equipment acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment incurred solely for the purpose of financing the equipment not to exceed Ten Million One Hundred Fifteen Thousand Dollars ($10,115,000) outstanding at any time, or (ii) existing on such assets at the time of their acquisition, provided that with respect to clauses (i) and (ii), the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such assets; provided further that the same have no priority over Agent’s Lien in the Collateral (other than with respect to such equipment) and do not encumber the Collateral (other than with respect to such equipment);

(d)           Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount and interest rate of the indebtedness being extended, renewed or refinanced does not increase, and the term (or maturity) for payment does not decrease;

(e)           Permitted Licenses granted to third parties in the ordinary course of Borrower’s business;

(f)            Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.5 or Section 8.7;

(g)           Liens in favor of other financial institutions arising in connection with Borrower’s deposit accounts or securities accounts held at such institutions to secure standard fees for services charged by, but not financing made available by such institutions; provided that Agent, for itself and the benefit of Lenders has a perfected security interest in the amounts held in such accounts;

(h)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(i)            Liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums;

(j)            Liens on deposits securing obligations with suppliers entered into in the ordinary course of business;

Loan and Security Agreement – Tempo Automation, Inc.

(k)           statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business not to exceed $250,000 in the aggregate; provided that such Liens attach only to Inventory and secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same, are not overdue by more than 15 days;

(l)            Liens to secure workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(m)          Liens arising from the filing of any financing statement on operating leases, to the extent such operating leases are permitted under this Agreement;

(n)           the SVB Collateral Account and the SVB Credit Card Collateral Account;

(o)           Liens securing letters of credit not to exceed $1,000,000 in the aggregate outstanding at any time; and

(p)           Liens on the Collateral securing Subordinated Debt.

“Permitted Transfer” has the meaning given to such term in Section 7.2.

“Person” means and includes any individual, any partnership, any corporation, any business trust, any joint stock company, any limited liability company, any unincorporated association or any other entity and any Governmental Authority.

“PIK Interest Rate” means for any day, a per annum rate of interest equal to three and one-quarter percent (3.25%).

“Prime Rate” means, for any day, the Prime Rate most recently published in the Money Rates section of the Western Edition of The Wall Street Journal, provided however, if the Prime Rate increases during any given month, the Prime Rate shall be deemed to be such increased amount as of the first day of such month and the additional interest resulting from such increase shall be due and payable on the first Business Day of the following month. If the Wall Street Journal, Western Addition no longer reports the Prime Rate, then Agent shall select a reasonably comparable index or source to use as the basis for the Prime Rate.

“Pro Rata Percentage” means, with respect to any Lender, a percentage equal to a fraction, the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate of the Commitments of all Lenders.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, whether tangible or intangible.

“Refinanced Principal” has the meaning given to such term in Recital D.

“Register” has the meaning given to such term in Section 13.1.

“Repaid Principal” has the meaning given to such term in Recital C.

“Required Lenders” means Lenders holding a majority in interest of the Commitment, which must include both SCI and SQNVIFII.

“Responsible Officer” means the Chief Executive Officer, Chief Financial Officer or Corporate Controller of Borrower.

Loan and Security Agreement – Tempo Automation, Inc.

“Revenue” means, for any Person, revenue received by such Person as determined in accordance with GAAP (consistently applied) from the sale of finished Goods Inventory or services, in all cases in the ordinary course of such entity’s business, less returns, credits and sales taxes, computed using the same methodology employed in Current Financial Statements to report Revenue.

“Sanctions” means economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by U.S. Governmental Authorities (including, but not limited to, OFAC the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant Governmental Authority.

“Sanctions Target” means any Person: (a) that is the subject or target of any Sanctions; (b) named in any Sanctions-related list maintained by OFAC, the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of the Treasury, including the OFAC list of “Specially Designated Nationals and Blocked Persons,” or any similar list maintained by the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant Governmental Authority (c) located, organized or resident in a country, territory or geographical region which is itself the subject or target of any Sanctions (including, without limitation, the Crimea region of Ukraine, Cuba, Iran, North Korea, Syria and, prior to January 1, 2017, Sudan) or (d) owned or controlled by any such Person or Persons described in the foregoing clauses (a)-(c).

“SEC” means the Securities and Exchange Commission, or any governmental or regulatory authority succeeding to any of its principal functions.

“Securities Account” means any “securities account” as defined in the Code.

“Small Business Administration” means the U.S. Small Business Administration.

“Standard Contracts” means agreements, licenses and other similar arrangements for (a) off-the-shelf software or services, open source code, application programming interfaces (APIs) and/or other Intellectual Property that are made available under shrinkwrap or clickwrap licenses, online terms of service or use, or similar agreements, (b) Intellectual Property rights of customers, service providers or other parties used by Borrower in the ordinary course of business or (c) the use of a name or logo for marketing or similar purposes in the ordinary course of business.

“Subordinated Debt” means any Indebtedness incurred by Borrower that is subordinated to the Obligations pursuant to a Subordination Agreement on terms acceptable to Agent.

“Subordination Agreement” means any subordination, intercreditor, or other similar agreement in form and substance satisfactory to Agent entered into between Agent and the other creditor, on terms acceptable to Agent whereby a Person subordinates the Indebtedness of Borrower or any Loan Party to such Person to the Indebtedness of Borrower or any Loan Party to Agent and/or Lenders.

“Subsidiary” means any Person that is an entity of which a majority of the outstanding capital stock, membership interests or other equity interests entitled to vote for the election of directors, managers or the equivalent is owned by Borrower directly or indirectly through Subsidiaries including any Subsidiary formed after the date hereof.

“SVB” means Silicon Valley Bank.

“SVB Collateral Account” means the letter of credit cash collateral account ending in -280 maintained by Borrower with SVB in an amount not to exceed Five Hundred Thousand Dollars ($500,000) at any time.

“SVB Credit Card Collateral Account” means the cash collateral account ending in 1374 maintained by Borrower with SVB in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) at any time to secure Borrower’s use of credit cards.

Loan and Security Agreement – Tempo Automation, Inc.

“Synthetic Lease Obligations” means, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any synthetic lease that would appear on a balance sheet of such Person in accordance with GAAP (consistently applied) if such obligations were accounted for as Capital Lease Obligations.

“Term Loan” means the Refinanced Principal.

“Threshold Amount” initially means Fifteen Million Dollars ($15,000,000), to be increased as provided in Section 2.6(d).

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of a Person connected with and symbolized by such trademarks, whether or not filed with the United States Patent and Trademark Office or any foreign equivalent.

“Transfer” has the meaning given to such term in Section 7.2.

“Unrestricted Cash” of any Person, means cash or Cash Equivalents of such Person, (a) that are not, and are not required to be, designated as “restricted” on the financial statements of such Person, (b) that are not contractually required, and have not been contractually committed by such Person, to be used for a specific purpose, (c) that are not subject to (i) any provision of law, statute, rule or regulation, (ii) any provision of the organizational documents of such Person, (iii) any order of any Governmental Authority or (iv) any contractual restriction (including the terms of any Equity Interests), in each case of (i) through (iv), preventing such cash or Cash Equivalents from being applied to the payment of the Obligations, (d) in which no Person other than the Agent has a Lien other than Permitted Liens as set forth in Subsection (g) of the definition of Permitted Liens, and (e) that are held in a Deposit Account or Securities Account, as applicable, in which the Agent has a valid and enforceable security interest, perfected by “control” (within the meaning of the applicable Code or for any Deposit Account or Securities Account located outside the United States, other controlling legal authority), but in all cases shall exclude the amount of such Person’s Indebtedness which is more than three (3) Business Days overdue.

“USA FREEDOM Act” means The Uniting and Strengthening America by Fulfilling Rights and Ending Eavesdropping, Dragnet-collection and Online Monitoring (USA FREEDOM ACT) Act of 2015, Public Law 114-23 (June 2, 2015), as may be amended.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as may be amended.

“Warrant” means the Warrant (or Warrants) in favor of a Lender or one or more Affiliates of a Lender to purchase securities of Borrower issued by Borrower to such Lender or its Affiliates.

1.2           Other Interpretive Provisions. References in this Agreement to “Articles,” “Sections,” “Exhibits,” “Schedules” and “Annexes” are to articles, sections, exhibits, schedules and annexes herein and hereto unless otherwise indicated. References in this Agreement and each of the other Loan Documents to (a) any other document, instrument or agreement shall include all exhibits, schedules, annexes and other attachments thereto, and (b) any law, statute or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law, statute or regulation, and (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns. References to this Agreement or any of the other Loan Documents shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time, provided that Borrower may amend the Perfection Certificate and Disclosure Schedules unilaterally only as expressly authorized in Section 5. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. The words “include” and “including” and words or similar import when used in this Agreement or any other Loan Document shall not be construed to be limiting or exclusive. Unless otherwise indicated in this Agreement or any other Loan Document, (d) all references to dollars, Dollars or $ shall mean United States Dollars, and (e) all accounting terms used in this Agreement or any other Loan Document (e.g. revenue) shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP, consistently applied. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

Loan and Security Agreement – Tempo Automation, Inc.

2.           Loan and Terms of Payment

2.1           Commitment. Subject to the terms and conditions of this Agreement and relying upon the representations and warranties herein set forth as and when made or deemed to be made, each Lender agrees to lend to Borrower the Advances in accordance with the terms hereof; provided that the aggregate principal amount of the Advances shall not exceed the Commitment and no Lender shall be required to lend more than its Pro Rata Percentage of the Commitment as set forth on Schedule 2.1. If prepaid, the principal of the Advances may not be re-borrowed.

2.2           Use of Proceeds; The Advances.

(a)           Use of Proceeds. The proceeds of the Advances shall be used solely for the general corporate purposes of the Borrower and as otherwise permitted herein, including without limitation growth related initiatives, financing of existing Indebtedness, and additional capex spending, in all cases subject to the terms of this Agreement.

(b)           The Advances. The Advances shall be repayable as set forth in Section 2.4. Each Lender and Agent may, and are hereby authorized by Borrower to, endorse in Lender’s and Agent’s books and records appropriate notations regarding such Lender’s interest in the Advances; provided, however, that the failure to make, or an error in making, any such notation shall not limit or otherwise affect the Obligations.

2.3           Procedure for Making Advances; Interest.

(a)           Notice. The Funding Date for the Term Loan shall be deemed to be the Closing Date. As a portion of the principal balance from the Original LSA will constitute the Term Loan, no new cash will be funded to Borrower pursuant to the Term Loan and no Notice of Borrower will be required.

(b)           Interest Rate. Borrower shall pay interest to Agent for the benefit of Lenders on the unpaid principal amount of the Advances from the date of such Advance until such Advance has been paid in full, at a per annum rate of interest equal to the Basic Rate. In addition, (i) interest will accrue on the outstanding Advances at a per annum rate equal to the PIK Interest Rate, which interest shall accrue, be capitalized and be compounded and added to the principal balance of the Term Loan monthly in advance on the Payment Date, and (ii) Borrower shall pay interest at the Basic Rate to Agent for the benefit of Lender on any other Obligation from the time when such Obligation is due until such Obligation has been paid in full. All computations of interest shall be based on a year of three hundred sixty (360) days for actual days elapsed. Notwithstanding any other provision hereof, the amount of interest payable hereunder shall not in any event exceed the maximum amount permitted by the law applicable to interest charged on commercial loans.

2.4           Amortization of Principal and Interest; Final Payment.

(a)           Interest Payments. Interest on each Advance shall be due and payable to Agent for the benefit of Lenders in advance on the first Business Day of each month and continuing on the first Business Day of each month thereafter (each a “Payment Date”) during the term of such Advance; provided however, and in addition, that on the Closing Date, interest shall be paid by Borrower for the period between the Closing Date and the first Payment Date immediately following the Closing Date. Once paid, interest is nonrefundable and shall be deemed earned as of the Payment Date for which such interest payment is due. Agent shall allocate and distribute all interest payments received from Borrower to the Lenders based on each Lender’s Pro Rata Percentage.

(b)           Principal Payments. From and after the Amortization Date, in addition to the payment of interest due under Section 2.4(a) hereunder, Borrower shall make equal monthly payments of principal on each Payment Date based on a 48-month amortization period, and on the Maturity Date, Borrower shall pay all outstanding principal. Agent shall allocate and distribute all principal payments received from Borrower to the Lenders based on each Lender’s Pro Rata Percentage.

Loan and Security Agreement – Tempo Automation, Inc.

(c)           Final Payment. Unless an Advance is prepaid in full prior to the Maturity Date, Borrower shall pay the entire unpaid principal and accrued interest and all unpaid Obligations on the Maturity Date, including the Exit Fee if such prepayment is made on or after 540 days following the Closing Date. Agent shall allocate and distribute all such payments to the Lenders based on each Lender’s Pro Rata Percentage.

2.5           Fees and Expenses. Borrower shall pay to Agent the following:

(a)           OID Fee. On the Closing Date, Borrower shall pay an original issuance discount fee of 1.5% of the Term Loan (the “OID Fee”) to Agent for the benefit of the Lenders. The OID Fee is nonrefundable and deemed fully earned on the Closing Date.

(b)           Final Payment Fee. On the Maturity Date, Borrower shall pay a final payment fee of 3.0% of the Term Loan (the “Final Payment Fee”) to Agent for the benefit of the Lenders. The Final Payment Fee is nonrefundable and deemed fully earned on the Closing Date.

(c)           Lender Expenses. All unreimbursed Lender Expenses shall be due on demand. Agent shall allocate and disburse such payments to the Person having incurred such Lender Expenses.

(d)           Late Fee. If any payment is not made when due, Borrower shall pay a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. Agent shall allocate and distribute all such payments to the Lenders based on each Lender’s Pro Rata Percentage.

2.6           Prepayments.

(a)           Mandatory Prepayment Upon an Acceleration. If repayment of the Advances is either automatically or at the election of Agent pursuant to the terms hereof accelerated following the occurrence and continuance of an Event of Default, then Borrower shall immediately pay to Agent for the benefit of Lenders (i) all accrued and unpaid payments of interest with respect to the Advances due prior to the date of prepayment, together with all scheduled but unpaid payments of interest and PIK Interest with respect to the Advances that would have been payable through the Maturity Date had the Advances remained outstanding through the Maturity Date and been paid in accordance with the terms set forth herein, (ii) the outstanding principal amount of the Advances, (iii) the Exit Fee if the Advances are to be paid after 540 days following the Closing Date, (iv) the Final Payment Fee, and (v) all other sums, if any, that shall have become due and payable hereunder with respect to the Advances, including all Obligations due hereunder.

(b)           Mandatory Prepayment Upon a Liquidation Event. If a Liquidation Event shall occur, then Borrower shall upon such Liquidation Event pay to Agent for the benefit of Lenders (i) all accrued and unpaid payments of interest with respect to the Advances due prior to such Liquidation Event, together with all scheduled but unpaid payments of interest and PIK Interest with respect to the Advances that would have been payable through the Maturity Date had the Advances remained outstanding through the Maturity Date and been paid in accordance with the terms set forth herein, (ii) the outstanding principal amount of the Advances, (iii) the Exit Fee if the Advances are to be paid after 540 days following the Closing Date, (iv) the Final Payment Fee, and (v) all other sums, if any, that shall have become due and payable hereunder with respect to the Advances, including all Obligations due hereunder.

(c)           Voluntary Prepayment. Borrower may voluntarily prepay all, but not less than all, of the Advances at any time upon at least ten (10)  Business Days prior written notice; provided that except for prepayments affected pursuant to Section 6.13 (Investment Rights), each of the following conditions is satisfied: Borrower pays to Agent for the benefit of Lenders (i) all accrued and unpaid payments of interest with respect to the Advances due up to and including the date of prepayment, together with all scheduled but unpaid payments of interest and PIK Interest with respect to the Advances that would have been payable through the Maturity Date had the Advances remained outstanding through the Maturity Date and been paid in accordance with the terms set forth herein, (ii) the outstanding principal amount of the Advances, (iii) the Exit Fee if the Advances are to paid after 540 days following the Closing Date, (iv) the Final Payment Fee, and (v) all other sums, if any, that shall have become due and payable hereunder with respect to the Advances, including all Obligations due hereunder.

(d)           Mandatory Prepayment of Excess Cash. If at any time Borrower’s Cash Equivalents exceed the then current Threshold Amount, Borrower shall, no later than the date required for delivery of its monthly financial statements, prepay the Term Loan in an aggregate amount equal to 50.0% of the Cash Equivalents in excess of the then current Threshold Amount, whereupon the Threshold Amount shall be increased by the amount prepaid pursuant to this Section 2.6(d).

Loan and Security Agreement – Tempo Automation, Inc.

2.7           Other Payment Terms.

(a)           Place and Manner. Borrower shall authorize Agent to cause all payments due to Agent hereunder, whether such payments are on account of the Advances, Lender Expenses, fees or other payments due, to be made in lawful money of the United States, in good same day or immediately available funds to an account designated by Agent or to Agent’s address, and such payments shall be made without set off or deduction for any claim or other reason whatsoever.

(b)           Date. Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

(c)           Default Rate. If an Event of Default has occurred and is continuing, at Agent’s election, Borrower shall pay interest on the Obligations from the date of such Event of Default until such Event of Default is cured, at a per annum rate equal to the Default Rate. All computations of such interest shall be based on a year of three hundred sixty (360) days for actual days elapsed.

(d)           Payments Free from Taxes. All payments by or on account of any obligation of Borrower hereunder shall be made free and clear of, and without deduction for, any present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges imposed under U.S. federal, state, local or any foreign law (including additions to tax, penalties and interest), other than (i) taxes imposed on or with respect to a Lender or its assignee based on or measured with respect to overall net income or net profits (including any branch profits or franchise taxes imposed in lieu thereof), (ii) backup withholding taxes by the jurisdiction (or any political subdivision thereof) under the laws of the jurisdiction(s) in which a Lender or its assignee is resident or deemed to be resident, is organized, or carries on business or is deemed to carry on business (other than a jurisdiction in which a Lender or its assignee would not have been treated as carrying on business but for this Agreement) to which such payment relates, (iii) withholding taxes imposed on amounts payable to or for the account of such Lender or assignee with respect to an applicable interest in an Obligation or Advance pursuant to a law in effect on the date on which such Lender or assignee acquires such interest in the Obligation or Advance, (iv) any U.S. federal withholding Taxes imposed under FATCA and (v) any taxes imposed solely as a result of a Lender’s or any of its assignee’s assignment of this Agreement (such taxes in clauses (i)-(v), “Excluded Taxes”). If any taxes, other than Excluded Taxes, shall be deducted (as required by law or otherwise) from, or in respect of, any such payments (including any consent or similar fees), (i) the sum payable by Borrower shall be increased as necessary so that after making all deductions (including deductions on account of taxes that are applicable to additional sums payable under this Section 2.7(d)), a Lender or its assignee receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions, and (iii) the applicable withholding agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable laws. Within thirty (30) days after the date of any payment of amounts deducted to the appropriate taxing authority (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), Borrower shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof, or such other written proof of payment thereof that is reasonably satisfactory to Agent. If Borrower fails to pay any taxes (other than Excluded Taxes) when due to the appropriate taxing authority or fails to remit to Agent for the benefit of the Lenders the required receipts or other required documentary evidence, Borrower shall indemnify Agent and Lenders (and any assignee) for any taxes (other than Excluded Taxes) that may become payable by such person (or such person’s beneficial owners) arising out of such failure. Notwithstanding anything to the contrary contained herein, in the event that a Lender shall sell, assign, transfer, convey or otherwise dispose of any or all of its rights and/or obligations hereunder to a Person that is not a “United States Person” (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code, as amended), such Lender (and not Borrower) shall be solely responsible for any withholding or other taxes assessed on account of such transfer, or on account of the payment of principal and/or interest to such Person under this Agreement. As used herein, “FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

(e)           Crediting Payments. Unless otherwise approved by Agent, all payments to be made by Borrower under any of the Loan Documents shall be made by same day wire transfer to Agent for the benefit of Lenders in accordance with the wire transfer instructions as provided in writing by Agent, as may be updated in writing from time to time by Agent. Unless otherwise determined by Agent, all payments received from Borrower shall be applied first to any outstanding fees and/or Lender Expenses, then to accrued and unpaid interest, then to principal. Any wire transfer or payment received by Agent after 12:00 noon Pacific Time may be deemed to have been received by Agent as of the opening of business on the immediately following Business Day. Notwithstanding the foregoing, Borrower authorizes Agent to process payment of all Obligations by debiting Borrower’s account as provided in the ACH Debit Consent, and notice shall be provided to Borrower should any payment be processed.

Loan and Security Agreement – Tempo Automation, Inc.

2.8           Term. This Agreement shall become effective upon the satisfaction of the conditions set forth in Section 3.1 and shall continue in full force and effect for so long as any Obligations remain outstanding (other than inchoate indemnity obligations). Notwithstanding the foregoing, Agent shall have the right to terminate any obligation to make Advances under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Agent’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding (other than inchoate indemnity obligations) and upon payment in full of all Obligations (other than inchoate indemnity obligations which are not the subject of an indemnity claim), Agent’s Lien on the Collateral shall terminate automatically.

3.           Conditions of Closing

3.1           Conditions Precedent to Closing. The closing of the Term Loan is subject to the condition precedent that Agent shall have received, in form and substance satisfactory to Agent, or that Agent shall have waived in writing the requirement to receive such item, all of the following:

(a)           The Loan Documents duly executed by Borrower and any Loan Party required to sign a Joinder Agreement, it being a requirement that Parent shall be required to sign a Joinder Agreement;

(b)           The Warrants duly executed by Borrower;

(c)           A duly executed officer’s certificate of Borrower and any party signing a Joinder Agreement containing the following documents: (i) current certificate of incorporation (or equivalent document), (ii) bylaws, (iii) resolutions authorizing the Loan Documents and, in the case of Borrower, the Warrants, (iv) a good standing certificate from each party’s state of formation and from any state where such party is, or is required to be, qualified to do business and (v)  incumbency and representative signatures;

(d)           All necessary consents of stockholders or members and other third parties with respect to the execution, delivery and performance of the Loan Documents and, in the case of Borrower, the Warrants;

(e)           Documentation satisfactory to Agent of the consummation of the Merger Transactions;

(f)            Payment of the Repaid Principal;

(g)           All documentation and other information which Agent reasonably requests with respect to Borrower or any Loan Party in order to comply with their ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT, the USA FREEDOM Act, IRS Form W-9 and other applicable tax forms;

(h)           The Current Financial Statements of Borrower shall have been delivered to Agent;

(i)            Evidence of the insurance coverage required by Section 6.8 of this Agreement; and

(j)            Such other documents, and completion of such other matters, as Agent may deem necessary or appropriate.

3.2           Reserved.

3.3           Covenant to Deliver. Borrower agrees to deliver to Agent each item required under this Agreement to be delivered to Agent as a condition to each Advance, if such Advance is made. Borrower expressly agrees that the extension of such Advance prior to the receipt by Agent of any such item shall not constitute a waiver by Agent of Borrower’s obligation to deliver such item. Upon Agent’s written request, Borrower shall promptly deliver an executed Note representing any Advance that is then outstanding.

4.           Creation of Security Interest

4.1           Grant of Security Interest. To secure prompt repayment of any and all Obligations and prompt performance by Borrower of each of its covenants and duties under the Loan Documents, Borrower grants Agent, for itself and as agent for Lenders, a continuing security interest in all presently existing and hereafter acquired or arising Collateral. Subject to Permitted Liens described in sub-clauses (b), (c), (g), (h) and (n) of the definition of Permitted Liens, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof. This Agreement is intended by the parties to be a security agreement for purposes of the Code.

Loan and Security Agreement – Tempo Automation, Inc.

4.2           Duration of Security Interest. Agent’s security interest in the Collateral shall continue until the payment in full in cash and the satisfaction of all Obligations (other than inchoate indemnity obligations or other obligations that expressly survive termination), whereupon such security interest shall terminate and Agent shall, at Borrower’s sole cost and expense, promptly execute such further documents and take such further actions as may be necessary to effect the release contemplated by this Section 4.2, including duly executing and delivering termination statements for filing in all relevant jurisdictions under the Code.

4.3           Possession of Collateral. So long as no Event of Default has occurred and is continuing, Borrower shall remain in full possession, enjoyment and control of the Collateral (except only as may be otherwise required by Agent for perfection of its security interest therein) and shall be entitled to manage, operate and use the same and each part thereof with all the rights and franchises appertaining thereto; provided, however, that the possession, enjoyment, control and use of the Collateral shall at all times be subject to the observance and performance of the terms of this Agreement.

4.4           Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Agent for the benefit of Lenders, at the request of Agent, all Negotiable Collateral (having a value in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate) and other documents that Agent may reasonably request, in a form satisfactory to Agent, to perfect and continue the perfection of Agent’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. For the avoidance of doubt, if Borrower acquires a Commercial Tort Claim which could reasonably be expected to result in damages in excess of Two Hundred Fifty Thousand ($250,000), Borrower shall promptly notify Agent in a writing signed by Borrower of the general details thereof and upon Agent’s request, Borrower shall promptly, but in no event more than three (3) Business Days after such request, agree to an amendment to the definition Collateral in Exhibit A hereto to include such Commercial Tort Claim, such amendment to be in form and substance as required by Agent.

4.5           Right to Inspect. Agent (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

5.           Representations and Warranties

Borrower represents, warrants and covenants to Agent and Lenders as follows, which representations, warranties and covenants shall survive the execution and delivery of this Agreement and the providing of Advances pursuant hereto:

5.1           Due Organization and Qualification. Borrower is a Delaware corporation duly formed and existing under the laws of its state of formation and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect. Each of Borrower’s Subsidiaries is duly formed and validly existing under the laws of its respective jurisdiction of formation.

5.2           Authority. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision of the Borrower’s certificate of incorporation. Borrower is not in default under any Material Contract to which it is a party or by which it is bound and the execution and delivery by Borrower of the Loan Documents will not cause a breach of any Material Contract to which Borrower is a party or by which it is bound.

5.3           Subsidiaries. Borrower has no Subsidiaries other than as disclosed in Section 2.a of the Perfection Certificate, as may be amended. Except as disclosed in Section 2.a of the Perfection Certificate, as may be amended, the ownership interests in each Subsidiary is evidenced by a physical certificate which has been delivered (or will be delivered substantially concurrently with the acquisition thereof) to Agent in furtherance of its Lien on the Collateral. Each Subsidiary is duly formed and validly existing under the laws of its respective jurisdiction.

Loan and Security Agreement – Tempo Automation, Inc.

5.4           Conflict with Other Instruments, etc. Neither the execution and delivery of any Loan Document to which Borrower is a party nor the consummation of the transactions therein contemplated nor compliance with the terms, conditions and provisions thereof will (a) conflict with or result in a breach of any material law or any material regulation, order, writ, injunction or decree of any court or governmental instrumentality, or (b) result in the creation or imposition of any Lien other than Permitted Liens.

5.5           Enforceability. The Loan Documents have been duly executed and delivered by the Borrower and/or any Loan Party that is a party thereto, and constitute legal, valid and binding obligations of Borrower or such Loan Party, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.

5.6           No Prior Encumbrances. Borrower has good and marketable title to the Collateral, free and clear of Liens, except for the first priority Lien held by Agent and except for other Permitted Liens. Borrower has all right to dispose of the Collateral free and clear of all Liens except for Permitted Liens.

5.7           Name; Location of Chief Executive Office, Principal Place of Business and Collateral. As of the Closing Date and each date that a Compliance Certificate is to be delivered,(a) in the most recent five (5) years, Borrower has not done business under any name other than that specified on the signature page hereof or as disclosed on the Perfection Certificate, as may be amended, (b) the chief executive office, principal place of business, and the locations where Borrower maintains its records concerning the Collateral are presently located at the address(es) set forth in the Perfection Certificate, as may be amended (c) the tangible property included in the Collateral is presently located at the address(es) set forth in the Perfection Certificate, as may be amended, and (d) the Perfection Certificate is accurate and complete. Except as disclosed in Section 2.f of the Perfection Certificate, as may be amended, no Collateral is in the possession of a bailee or any third party.

5.8           Litigation; Governmental Action.  Except as set forth in Section 6 of the Perfection Certificate, there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened by or against Borrower or any of its Subsidiaries involving (i) more than, individually or in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000), (ii) fines, penalties or other sanctions by any Governmental Authority, or (iii) claims for injunctive or equitable relief. Except as set forth in Section 6 of the Perfection Certificate, there is no action or proceeding pending by or against Borrower or any of its Subsidiaries where Borrower or any Subsidiary has incurred in excess of $250,000 in legal expenses, including without limitation, attorneys’ fees, for which Borrower has not been reimbursed by third party insurance (i.e., not self-insurance) within 60 days of Borrower’s written request for reimbursement.

5.9           Financial Statements. All consolidated financial statements related to Borrower and its Subsidiaries fairly present in all material respects Borrower’s consolidated financial condition as of the date thereof and consolidated results of operations for the period then ended. On the Closing Date, there has not been a material adverse change in the financial condition of Borrower since the date of the most recent of such financial statements and submitted to Agent and Lenders and attached to this Agreement (the “Current Financial Statements”). The Approved Budget for the fiscal year ending December 31, 2022 is included in the Current Financial Statements.

5.10         Solvency. Borrower and its Subsidiaries taken as a whole are not Insolvent.

5.11         Taxes. Borrower and each Subsidiary has filed or caused to be filed all tax returns required to be filed, and has paid, or has made adequate provision for the payment of, all taxes before the same become delinquent, other than payments of taxes in an outstanding aggregate amount not to exceed $25,000 or except to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve as shall be required in conformity with GAAP, consistently applied, shall have been made therefor. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s or any Subsidiary’s prior tax years which could result in additional taxes in excess of $25,000 becoming due and payable. Borrower and each Subsidiary have paid all amounts necessary, if any, to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither Borrower nor any Subsidiary have withdrawn from participation in, and have not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower or any Subsidiary in excess of $250,000, including any such liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.12         Consents and Approvals. No approval, authorization or consent of any trustee or holder of any indebtedness or obligation of Borrower or of any other Person under any material agreement, contract, lease or license or similar document or instrument to which Borrower or any Subsidiary is a party or by which Borrower or any Subsidiary is bound, is required to be obtained by Borrower in order to make or consummate the transactions contemplated under the Loan Documents. All consents and approvals of, filings and registrations with, and other actions in respect of, all Governmental Authorities required to be obtained by Borrower in order to make or consummate the transactions contemplated under the Loan Documents have been, or prior to the time when required will have been, obtained, given, filed or taken and are or will be in full force and effect.

Loan and Security Agreement – Tempo Automation, Inc.

5.13         Intellectual Property. Borrower and each Subsidiary is the sole owner of its Intellectual Property, except for (i) over the counter software and non-customized mass market licenses that are commercially available to the public, (ii) non-exclusive licenses granted by Borrower to its customers or other third parties in the ordinary course of business, and (iii) Intellectual Property licensed to Borrower. Section 4 of the Perfection Certificate, as may be amended, lists all of Borrower’s and each Subsidiary’s registered Intellectual Property together with all other Intellectual Property that is material to Borrower’s or any Subsidiary’s business (except for over the counter software and non-customized mass market licenses that are commercially available to the public). No Intellectual Property material to Borrower’s business is owned by any Subsidiary that is not a Loan Party. Except as set forth in the Disclosure Schedules, (a) each of the Copyrights, Trademarks and Patents owned by Borrower or any Subsidiary that is material to its business is valid and enforceable, (b) no part of the Intellectual Property owned by Borrower or any Subsidiary that is material to its business has been judged invalid or unenforceable, in whole or in part, (c) no claim has been made to Borrower or any Subsidiary that any material Intellectual Property violates or infringes the rights of any third party, and (d) Borrower and no Subsidiary is a party to, or bound by, any inbound license or other agreement that restricts the grant of a security interest in Borrower’s or such Subsidiary’s rights in such license or agreement or any other Intellectual Property except for Standard Contracts. Borrower has valid license agreements for the use of Intellectual Property rights of third parties known to Borrower to be necessary to the conduct of Borrower’s business.

5.14         Deposit/Security Accounts. All of Borrower’s Deposit Accounts and Securities Accounts are listed on the Disclosure Schedules, as may be amended. Each of such accounts, other than Excluded Accounts, is subject to a Control Agreement in favor of Agent.

5.15         Environmental Condition. None of Borrower’s or any Subsidiary’s material properties or assets has ever been used by Borrower or any Subsidiary or, to the Borrower’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in material compliance with applicable law; to Borrower’s knowledge, none of Borrower’s material properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any material Revenue or to any material real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any material action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

5.16         Government Consents. Borrower has obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary for the continued operation of Borrower’s business as currently conducted.

5.17         Full Disclosure. No representation, warranty or other statement made by Borrower in any Loan Document, certificate or written statement furnished to Agent or any Lender, taken together with all such certificates, Loan Documents and written statements, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such Loan Documents, certificates or statements not misleading, it being recognized by Agent and Lenders that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

5.18         Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects, spoilage, non-conformance, or payment dispute, except for Inventory for which adequate reserves have been made.

Loan and Security Agreement – Tempo Automation, Inc.

5.19         Material Contracts.

(a)           As of the Closing Date, Borrower has delivered to Agent true and correct copies of all Material Contracts (or, with respect to oral contracts or agreements, written descriptions of the material terms thereof).

(b)           If any Material Contract is entered into after the Closing Date, Borrower will provide a copy of such Material Contract with the next scheduled Compliance Certificate to be delivered pursuant to Section 6.4 and will identify it as such in the Compliance Certificate. Upon such delivery, the Perfection Certificate shall be deemed to be amended to include such Material Contract. Borrower is not in default under any Material Contract to which it is a party or by which it is bound and the execution and delivery by Borrower of the Loan Documents will not cause a breach of any Material Contract to which Borrower is a party or by which it is bound.

5.20         Sanctioned Persons. None of Borrower or any of its Subsidiaries, and to Borrower’s knowledge, any of their directors, officers, agents, employees or Affiliates is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”). Borrower will not directly or indirectly use the proceeds of any Advance or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

5.21         Foreign Assets Control Regulations, Etc.

(a)           Neither the borrowing of any Advance by Borrower hereunder nor its use thereof will violate (i) the United States Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (iii) Executive Order No. 13,224, 66 Fed Reg 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) (the “Terrorism Order”), (iv) USA PATRIOT ACT, or (v) USA FREEDOM ACT. No part of the Advance will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b)           Neither Borrower nor any Subsidiary (i) is or will become a “blocked person” as described in Section 1.01 of the Terrorism Order or (ii) engages or will engage in any dealings or transactions, or is otherwise associated, with any such blocked person.

(c)           Each of Borrower and any Subsidiary and their Affiliates are in compliance, in all material respects, with the USA PATRIOT ACT and the USA FREEDOM ACT.

5.22         CARES Debt. Borrower’s CARES Debt, which Indebtedness was $2,500,000, was forgiven on August 20, 2021, and Borrower has no further obligations with regard to its CARES Debt.

5.23         Status. Neither Borrower nor any of its Subsidiaries ever has been, is, or, upon the consummation of the transactions contemplated hereby, by any other Loan Document or any related agreements, will be (i) a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code or (ii) a “controlled foreign corporation” within the meaning of Section 957(a) of the Internal Revenue Code.

5.24         Other Permitted Amendments to Perfection Certificate and Disclosure Schedules. In addition to those provisions in the Perfection Certificate which Borrower is permitted to amend as expressly set forth in this Section 5, Borrower may also amend the following provisions of the Perfection Certificate: Part A, sections 1, 2, 3, 4 (provided that subsection f. may only be amended to add, and not to delete, Material Contracts (except for those Material Contracts that have terminated in accordance with their terms)), and 5; Part B, sections 7, 8, 9 and 10 (provided that this section may only be so amended to delete items therefrom or to add Liens which fall within, and meet the requirements of, clauses (c), (m) or (o) of the definition of Permitted Liens), 11, 12 and 13. Borrower may also amend the following provisions of the Disclosure Schedules: Permitted Liens (provided that this Disclosure Schedule may only be amended to delete items therefrom or to add Liens which fall within, and meet the requirements of, clauses (c), (m) or (o) of the definition of Permitted Liens), and Borrower’s Accounts. All such amendments to the Perfection Certificate or Disclosure Schedules may be made without Agent’s or Lenders’ consent, and shall be made by delivery of an amended Perfection Certificate or Disclosure Schedule (together with, in each case, a copy marked to show changes from the previous version) by email to Agent.

Loan and Security Agreement – Tempo Automation, Inc.

6.           Affirmative Covenants

Borrower covenants and agrees that, until the full and complete payment of the Obligations (other than inchoate indemnity obligations) in cash, Borrower shall do all of the following:

6.1           Good Standing. Borrower shall maintain its corporate existence and good standing in its jurisdiction of formation and maintain qualification in each other jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Borrower shall maintain in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.

6.2           Government Compliance. Borrower and each Subsidiary shall comply with all applicable federal and state statutes, laws, ordinances and government rules and regulations to which it or its operations is subject, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

6.3           Financial Statements, Reports, Certificates. Borrower shall deliver the following to Agent and Lenders by email to the address specified pursuant to Section 11, and Agent and Lenders shall be entitled to rely on the information contained therein: (a) as soon as available, but in any event within thirty (30) days after the end of each calendar month, Borrower’s consolidated financial statements including a cash flow statement, income statement and balance sheet for the period reported, and certified by a Responsible Officer; (b) as and when filed with the SEC, a copy of Parent’s Annual Report on Form 10-K, but in no event more than ninety (90) days following Parent’s fiscal year end, which annual report shall contain consolidated financial statements in accordance with GAAP, consistently applied, together with an unqualified opinion (provided, however, that such unqualified opinion may contain a qualification as to going concern typical for venture funded companies during the 12 month period immediately preceding the Maturity Date) on the financial statements from an independent certified public accounting firm reasonably acceptable to Agent (provided, for the avoidance of doubt, that BDO USA, LLP shall be deemed acceptable to Agent); (c) as soon as available, but in any event within thirty (30) days after the end of each fiscal year, an annual operating budget and financial projections (including income statements, balance sheets and cash flow statements) for such fiscal year, presented in a quarterly format, as approved by the Board and Agent (the “Approved Budget”); (d) upon Agent’s or Required Lenders’ request, copies (or limited on line viewing access) of Borrower’s and Subsidiary’s bank or brokerage statements delivered monthly as soon as available following the first day of the month reflecting the prior ninety days of activity, from all institutions, whether or not in the U.S., where Borrower or a Subsidiary maintains deposit or securities accounts; (e) copies of all statements, reports and notices sent or made available generally by Borrower to its security holders when made available to its security holders; (f) a copy of all notices, minutes, consents, and other materials that Borrower provides to its Board contemporaneously with delivery to members of the Board, provided, however, that any materials protected from discovery by the attorney-client privilege or the attorney work product privilege, any materials necessary or advisable in the good faith determination of the Board to avoid a conflict of interest between Borrower, on the one hand, and Agent and Lenders, on the other hand, and any trade secrets may be excluded; (g) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages to Borrower or any Subsidiary exceeding Two Hundred Fifty Thousand Dollars ($250,000), fines, penalties or other sanctions by any Governmental Agency, or claims for injunctive or equitable relief; and (h) other financial information as Agent or any Lender may reasonably request from time to time promptly after such request. Borrower shall provide Agent with a copy of any Board approved changes to any Approved Budget within five (5) days of such approval, provided that any such changes must also be acceptable to Agent in order for such changes to constitute part of the Approved Budget.

6.4           Certificates of Compliance; Perfection Certificate Updates. Each time financial statements are required to be furnished pursuant to Section 6.3 above, there shall be delivered to Agent a certificate signed by a Responsible Officer (each a “Compliance Certificate”) in the form attached hereto as Exhibit F certifying that as of the end of the reporting period for such financial statements, Borrower was in full compliance with all of the terms and conditions of the Loan Documents, and setting forth such other information as Agent shall reasonably request. Accompanying each monthly Compliance Certificate shall be an aged listings of accounts receivable and accounts payable (by invoice date). If any information contained in the Perfection Certificate or Disclosure Schedules changes after the Closing Date and if that information relates to a subsection of Section 5 which specifically allows for information in the Perfection Certificate and/or Disclosure Schedules to be updated after the Closing Date, Borrower shall update such information in an amended Perfection Certificate and/or Disclosure Schedule (if applicable). Borrower shall deliver the Compliance Certificate and updated Perfection Certificate and/or Disclosure Schedules (if any) by email to financials@structuralcapital.com and todd@structuralcapital.com, or any other email address as Agent directs in writing, and Agent and Lenders shall be entitled to rely on the information contained therein.

Loan and Security Agreement – Tempo Automation, Inc.

6.5           Notice of Defaults. As soon as possible, and in any event within two (2) Business Days after the discovery of a Default or an Event of Default, notify Agent of the facts relating to or giving rise to such Default or Event of Default and the action which Borrower proposes to take with respect thereto. Borrower shall deliver such notice to Agent by email to the address specified pursuant to Section 11, and Agent and Lenders shall be entitled to rely on the information contained therein.

6.6           Taxes. Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law or imposed upon any properties belonging to it; and Borrower will make due and timely payment or deposit of all material related tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., and state disability, and will, upon request, furnish Agent with proof satisfactory to Agent indicating that Borrower has made such payments or deposits; provided that Borrower need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is fully reserved against by Borrower.

6.7           Maintenance. Borrower, at its expense, shall maintain the Collateral in good condition, normal wear and tear and casualty and condemnation excepted, and will comply in all material respects with all laws, rules and regulations to which the use and operation of the Collateral may be or become subject. Such obligation shall extend to repair and replacement of any partial loss or damage to the Collateral, regardless of the cause, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

6.8           Insurance.

(a)           Borrower shall maintain, at its sole cost and expense, with financially sound and reputable insurance companies not affiliates of Borrower, insurance with respect to the Collateral, its and its Subsidiaries’ properties and businesses against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, in all cases in amounts acceptable to Required Lenders. All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Required Lenders.

(b)           All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Required Lenders, showing Agent for itself and the benefit of Lenders as an additional loss payee thereof, and all liability insurance policies shall show Agent for itself and the benefit of Lenders as an additional insured and shall specify that the insurer must give at least thirty (30) days’ notice to Agent before canceling its policy for any reason (except for nonpayment, which shall be ten (10) days prior notice). Borrower shall promptly deliver to Agent its current copy of such policies of insurance, evidence of the payments of all premiums therefor and insurance certificates and related endorsements thereto, it being understood that any time there is a change or renewal of insurance, it is Borrower’s obligation to promptly deliver such materials to Agent.

(c)           Borrower shall bear the risk of the Collateral being lost, stolen, destroyed, damaged beyond repair, rendered permanently unfit for use, or seized by a Governmental Authority for any reason whatsoever at any time. Proceeds payable under any insurance policy shall, at Required Lenders’ option, be payable to Agent for the benefit of the Lenders on account of the Obligations.

6.9           Intellectual Property Rights.

(a)           Concurrently with the delivery of each Compliance Certificate for the months ending March 31, June 30, September 30 and December 31 pursuant to Section 6.4, Borrower shall give Agent written notice of: (i) any registration or filing of any Trademark, Copyright or Patent by Borrower or any Subsidiary including the date of such registration or filing, the registration or filing numbers, the location of such registration or filing, and a general description of such registration or filing; (ii) any material change to Borrower’s or any Subsidiary’s material Intellectual Property, but excluding changes to source code, operating manuals and the like made in the ordinary course of business, and (iii) Borrower’s knowledge of an event that could reasonably be expected to materially and adversely affect the value of its or any Subsidiary’s material Intellectual Property.

(b)           Agent may audit Borrower’s Intellectual Property to confirm compliance with this Section, provided such audit may not occur more often than once per year, unless an Event of Default has occurred and is continuing. Agent shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section to take but which Borrower fails to take, after 15 days’ notice to Borrower. Borrower shall reimburse and indemnify Agent for all Lender Expenses incurred in the exercise of its rights under the previous sentence.

Loan and Security Agreement – Tempo Automation, Inc.

6.10         Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Section 7.6 hereof, within thirty (30) days of the date that Borrower or any Loan Party or any Affiliate thereof forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary, Borrower shall (a) cause such new Subsidiary to provide to Agent a Joinder Agreement, together with such other Loan Documents, all in form and substance satisfactory to Required Lenders (including being sufficient to grant Agent, for itself and for the benefit of Lenders, a first priority Lien (subject to Permitted Liens described in sub-sections (b), (c), (g), (h) and (m) of the definition of Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Agent appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary (to the extent the same constitutes Collateral), in form and substance satisfactory to Agent, and (c) provide to Agent all other documentation in form and substance satisfactory to Agent that in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above, including all documentation and other information which Agent may reasonably request with respect to any new Subsidiary that signs and delivers a Joinder Agreement in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT, the USA FREEDOM Act, an IRS Form W-9 or other applicable tax forms. Notwithstanding the foregoing, if Borrower can demonstrate to Required Lenders’ satisfaction, determined in their good faith business judgment, that requiring a Foreign Subsidiary to sign a Joinder Agreement or that pledging in excess of sixty-five percent (65%) of the capital stock of a Foreign Subsidiary would cause an adverse tax consequence for any Loan Party or such Foreign Subsidiary, would be in contravention of applicable law, then such Foreign Subsidiary shall not be required to sign a Joinder Agreement and Borrower or such Loan Party shall be required to pledge only sixty-five percent (65%) of the stock of such Foreign Subsidiary.

6.11         Financial Covenants.

(a)           Borrower shall maintain Unrestricted Cash at all times in an amount not less than Five Million Dollars ($5,000,000), provided however, that if on the Closing Date (and, for the avoidance of doubt, after giving effect to the Merger Transactions) the Loan Parties’ cash and Cash Equivalents equal or exceed Twenty Five Million Dollars ($25,000,000), then Borrower shall maintain Unrestricted Cash at all times in an amount not less than Seven Million Five Hundred Thousand Dollars ($7,500,000).

(b)           Unless specifically detailed in the Approved Budget, Borrower shall not incur or pay any non-trade payable in excess of One Million Dollars ($1,000,000) without Agent’s prior written consent.

6.12         Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Agent or any Lender to effect the purposes of this Agreement.

6.13         Investment Rights.

(a)           Borrower shall offer to Lenders on a pro rata basis, the ability to purchase up to an aggregate of Three Million Dollars ($3,000,000.00) of the Equity Interests issued in the next private (i.e., non-public offering) Equity Round following the Closing Date, with such purchase to be either in cash or conversion of any Advance. Lender may assign its entitlement to purchase such Equity Interests to any assignee reasonably acceptable to Borrower, it being agreed that any Affiliate or limited partner of a Lender shall be deemed to be acceptable. Notwithstanding the foregoing, Borrower shall have no obligation to make such offer if Lender or its assignee is not an “accredited” investor, as defined in the rules associated with the Securities Act of 1933, or if Borrower reasonably determines that it does not have availability in such Equity Round given commitments provided to other investors. If allowed to purchase, Lenders or their assignee(s) shall be entitled to purchase the same class and series of equity, for the same price and on the same terms as are offered to other investors in the Equity Round (provided that no Lender shall be required to undertake any obligations other than to purchase said Equity Interests at the price and ratios provided therein). Borrower will promptly notify Lenders upon the execution of a term sheet with respect to the Equity Round and at a minimum not less than at least twenty (20) days prior to the close of the Equity Round, and subject to the right of Borrower to exclude Lenders from participating, each Lender will have twenty (20) days after receipt of that notice to participate, in which case any participating Lender (or its assignee(s)) will execute and be party to the purchase agreement, investor rights agreement, and other agreements executed by the other investors in connection with the Equity Round. Without otherwise limiting the foregoing (i) if Borrower shall notify Lenders or their assignee(s) that the Equity Round is anticipated to close prior to the end of the Lenders’ 20-day participation election period, each Lender or its assignee(s) will use reasonable efforts to make its participation election by two (2) Business Days prior to such anticipated close, and (ii) in any event, in lieu of complying with the advance notice requirements of this Section 6.13, Borrower may elect to give Lenders or their assignee(s) notice of such Equity Round within five (5) days after the initial closing thereof, and Lenders or their assignee(s) will then have twenty (20) days to purchase the Equity Interests that they were otherwise entitled to purchase pursuant to the foregoing provisions of this Section 6.13.

Loan and Security Agreement – Tempo Automation, Inc.

6.14         Board Observation Rights.

(a)           Agent shall have the right to have a single representative attend all meetings of the board of directors of Borrower and any Subsidiary, as an observer without the right to vote (the “Observer”). Borrower reserves the right to withhold any information and to exclude the Observer from any meeting of the Board or portion thereof if (a) access to such information or attendance at such meeting would waive the attorney-client privilege between Borrower and its counsel, (b) access to such information or attendance at such meeting would result in disclosure of trade secrets, or (c) the Observer is a direct competitor of Borrower or an Affiliate of a competitor of Borrower. Initially, the Observer shall be Todd Jaquez-Fissori. Observer shall be provided written notice (which may be via email) of all regular and special meetings of such entities’ board of directors at the same time as provided to any other director. Borrower or Subsidiary, as applicable, shall concurrently provide Observer with copies of all notices, minutes, consents and other materials it provides to any member of such board of directors or any committee, provided that any materials protected from discovery by the attorney-client privilege or the attorney work product privilege, and any trade secrets may be excluded. All Confidential Information provided to Observer pursuant to this Section 6.14 shall be subject to the confidentiality obligations under Section 13.12. Borrower will reimburse Observer for all reasonable out-of-pocket expenses incurred by Observer in connection with attendance at any such meetings.

(b)           In addition to any other rights or remedies to which the Agent may be entitled, Borrower agrees to and will indemnify and hold harmless Agent, Lenders, Observer, their Affiliates and all of their respective successors, assigns, officers, directors, employees, attorneys, and agents (each, an “Indemnified Observer Party” and collectively, the “Indemnified Observer Parties”) from and against any and all losses, claims, obligations, liabilities, deficiencies, diminutions in value, penalties, causes of action, damages, costs, and expenses (including, without limitation, costs of investigation and defense, reasonable attorneys’ fees and expenses) (collectively, the “Indemnification Obligations”) that they, or any of them, may suffer, incur, or be responsible for, arising or resulting from the exercise of rights pursuant to Section 6.14(a) and/or service or status as an “Observer,” provided, however, Borrower shall have no obligations to indemnify and hold harmless any Indemnified Observer Party for Indemnification Obligations arising or resulting solely from the gross negligence, willful misconduct or fraud of such Indemnified Observer Party.

6.15         Inventory, Returns. Borrower shall keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its Account Debtors shall be on the same basis and in accordance with GAAP, consistently applied, or with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Agent of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Five Hundred Thousand Dollars ($500,000).

6.16         Delivery of Third-Party Agreements.

(a)           Within sixty (60) days following the Closing Date, Borrower shall obtain and deliver to Agent a Landlord Subordination and Access Agreement (with respect to the Borrower’s headquarters at 2460 Alameda Street, San Francisco, CA 94103), in form and substance satisfactory to Agent. In addition, in the event that Borrower shall enter into a new lease with respect to a new or additional operating location after Closing Date and such lease is entered into with respect to Borrower’s headquarters or manufacturing facilities located in the United States, then Borrower shall, upon Agent’s request and within sixty (60) days following the execution of such lease, obtain and deliver to Agent a Landlord Subordination and Access Agreement with respect to such new lease, in form and substance satisfactory to Agent.

(b)           Within sixty (60) days following Agent’s written request, Borrower shall obtain and deliver to Agent a Notice and Access Agreement in form and substance satisfactory to Agent in Agent’s sole, but reasonable discretion, for any location that contains or any Person that holds more than the greater of (1) 15% of Borrower’s Inventory or (ii) Two Million Dollars ($2,000,000).

Loan and Security Agreement – Tempo Automation, Inc.

6.17         Management Rights. Borrower shall permit any representative that Agent or any Lender authorizes, including attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable notice during normal business hours; provided that such inspections shall occur no more than once per year if no Event of Default has occurred or is continuing. In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records. In addition, Agent or Lenders shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower. Such consultations shall not unreasonably interfere with Borrower’s business operations. The parties intend that the rights granted Agent and Lenders shall constitute “management rights” within the meaning of 29 C.F.R. Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Agent or Lender with respect to any business issues shall not be deemed to give Agent or Lender, nor be deemed an exercise by Agent or Lender of, control over Borrower’s management or policies. If at any time these rights are reasonably deemed insufficient by Agent or a Lender to enable such party to qualify as a “venture capital operating company”, whether due to a change in the governing law or regulations or otherwise, Borrower agrees to reasonably cooperate in good faith to agree upon mutually satisfactory management rights that will satisfy the requirements for “venture capital operating company” qualification for each Lender.

6.18         Privacy and Data Security. The Loan Parties and their Subsidiaries shall, at all times, remain in compliance with all applicable United States and international privacy and data security laws and regulations including GDPR.

6.19         Deposit Accounts/Securities Accounts. Prior to opening any Deposit Account or Securities Account after the Closing Date, Borrower shall first notify Agent, and with regard to any such Deposit Account or Securities Account (other than an Excluded Account) shall not deposit, nor allow any Subsidiary to deposit, any funds or securities into such account until such account is subject to a Control Agreement in favor of Agent, whereupon, Borrower shall update the Disclosure Schedules to include such new account. When the letter of credit secured by the SVB Collateral Account expires, Borrower shall transfer the funds in the SVB Collateral Account to a Deposit Account subject to a Control Agreement.

6.20         Post-Closing Matters / Post-Closing Schedule. Borrower agrees to complete, or cause all of the items, matters and documents set forth in the Post-Closing Schedule to be completed, executed and delivered (as applicable) not later than the dates and times set forth in the Post-Closing Schedule.

7.           Negative Covenants

Borrower covenants and agrees that until the full and complete payment of the Obligations (other than inchoate indemnity obligations) in cash and termination of the Commitment, Borrower will not do any of the following:

7.1           Chief Executive Office; Location of Collateral. During the continuance of this Agreement, change the state of formation, chief executive office or principal place of business or remove or cause to be removed, except in the ordinary course of Borrower’s business, the Collateral or the records concerning the Collateral from the premises listed in the Perfection Certificate without twenty (20) days prior written notice to Agent, provided that any such removal may not be to a location outside of the United States without Agent’s prior written consent.

Loan and Security Agreement – Tempo Automation, Inc.

7.2           Extraordinary Transactions and Disposal of Assets. Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Inventory in the ordinary course of business (including with respect to consignment arrangements with respect to such Inventory); (ii) Transfers consisting of or made in connection with Permitted Liens (including Permitted Licenses) and Permitted Investments; (iii) Transfers of surplus, worn-out or obsolete Equipment; (iv) uses of cash and Cash Equivalents not prohibited under this Agreement; (v) the issuance or sale of stock of Borrower not in violation of Section 7.3(vii) (including, for the avoidance of doubt, through an unsecured equity line of credit or similar facility); or (vi) other assets of Borrower or its Subsidiaries that do not in the aggregate exceed Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year (collectively, the “Permitted Transfers”); provided however, that Permitted Transfers shall exclude any agreement that could require the direct or indirect payment (excluding inchoate indemnity obligations) by Borrower to any Person in excess of $500,000, or permit any of its Subsidiaries to do the same (other than purchases of Inventory in the ordinary course of business).

7.3           Restructure. Borrower shall not: (i) without providing not less than twenty (20) days advance written notice to Agent, change Borrower’s name or jurisdiction of formation, or permit any Subsidiary to do the same, (ii) suspend operation of Borrower’s business or permit any Subsidiary to suspend operations of its business (other than in connection with a dissolution permitted pursuant to Section 7.3(vi)), (iii) engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and its Subsidiaries, and any business substantially similar or related thereto; (iv) experience a departure of a Responsible Officer, without providing Agent a written notice within 10 days after the occurrence of such departure; (v) without Agent’s prior written consent, change the date on which its fiscal year ends; (vi) permit any Subsidiary to liquidate or dissolve (other than the liquidation or dissolution of Subsidiaries that (x) are not Loan Parties or (y) whose assets are transferred to Borrower or another Loan Party at the time of such liquidation or dissolution); or (vii)  consummate or permit any Subsidiary to consummate any transaction or series of related transactions in which the stockholders of Borrower or such Subsidiary, as applicable, who were not stockholders immediately prior to the first such transaction own more than fifty percent (50%) of the voting Equity Interests of Borrower, or such Subsidiary, as applicable, immediately after giving effect to such transaction or related series of such transactions.

7.4           Liens/Negative Pledge. Create, incur, assume or suffer to exist any Lien with respect to any of Borrower’s or any Subsidiary’s property, including Intellectual Property and Inventory held at warehouse or fulfilment centers, or assign or otherwise convey any right to receive income, or permit any of its Subsidiaries to do so, except for Permitted Liens, or enter into any agreement with any Person other than Lender that prohibits Borrower from granting a security interest in, or otherwise encumbering, any of its property, or permit any Subsidiary to do so.

7.5           Indebtedness. Create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness.

7.6           Investments. Make any Investment other than a Permitted Investment in any Person without Required Lenders’ prior written consent.

7.7           Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any Equity Interests of Borrower, or permit any of its Subsidiaries to do so, except that (a) Borrower may (i) convert or exchange any of its convertible securities into or for other securities pursuant to the terms of such convertible securities, (ii) pay dividends solely in equity, and (iii)  repurchase the capital stock of former employees, officers, directors or other service providers pursuant to repurchase agreements (x) if the Board has approved such repurchase, (y) if applicable, by the cancellation of Indebtedness owed by such former employees, officers, directors or other service providers to Borrower regardless of whether an Event of Default exists, and (z) in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) per fiscal year, and (b) Subsidiaries may pay dividends or make any other distribution or payment to Borrower (either directly or indirectly) or any other Subsidiary that is party to a Joinder Agreement.

7.8           Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower after the Closing Date except for (i) ordinary course compensatory transactions and agreements (including employment agreements and benefit plans) with officers and directors, (ii) transactions that are in the ordinary course of Borrower’s business, on terms no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (iii) transactions between or among Borrower and its Subsidiaries that are a party to a Joinder Agreement, (iv) equity financings, Convertible Notes or Subordinated Debt with Borrower’s investors (or their Affiliates), as permitted hereunder, and (v) other transactions approved by Required Lenders in writing.

7.9           Stock Certificates. For any Subsidiary for which Borrower’s ownership interest is not evidenced by a certificate, Borrower shall not allow such Subsidiary to certificate such ownership interest without Agent’s prior written consent, which consent may be conditioned upon requiring such Subsidiary to execute and deliver a Collateral Pledge Agreement satisfactory to Agent.

7.10         Compliance. Become an “investment company” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Advance for that purpose; except as could not be reasonably expected to have a Material Adverse Effect, fail to meet the minimum funding requirements of ERISA with respect to any Pension Plan or permit a Reportable Event (within the meaning of Section 4043(c) of ERISA) or a Prohibited Transaction (as such term is defined in Section 4975 of the Internal Revenue Code) to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Effect or permit any of its Subsidiaries to do so.

7.11         Deposit Accounts. Maintain any Deposit Accounts or Securities Accounts, other than Excluded Accounts, except accounts respecting which Agent has obtained a Control Agreement.

Loan and Security Agreement – Tempo Automation, Inc.

7.12         Inventory. Store Inventory and/or other tangible Collateral with a bailee, warehouseman, or other third party where the aggregate amount of Inventory and/or other tangible Collateral with such bailee, warehouseman or other third party shall be in excess of the greater of (i) 15% of Borrower’s Inventory or (ii) Two Million Dollars ($2,000,000) for a period of ninety (90) days or longer (other than those entities (i) located outside the United States for which Required Lenders have consented, or (ii) for which Borrower has delivered a Notice and Access Agreement pursuant to Section 6.16).

7.13         Restrictions on Use of Proceeds. Borrower shall not nor shall it allow any Subsidiary (a) to use any part of any Advance to make any payments to a Sanctions Target, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctions Target, to fund any operations, activities or business of a Sanctions Target, or in any other manner that would result in a violation of Sanctions applicable to any party hereto or (b) to use any Advance in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.

8.           Events of Default

Any one or more of the following events shall constitute an “Event of Default” under this Agreement:

8.1           Payment Default. If Borrower or any Loan Party fails to pay, when due, any of the Obligations required under the terms of the Loan Document; provided, however, that Borrower shall not be deemed to be in default on account of any late payment to be made through an ACH Debit Consent if and for so long as such late payment was caused by a failure by Agent to initiate an ACH transaction; and provided further, if any payment to be made through an ACH Debit Consent cannot be processed by ACH Debit Consent other than due to a failure by Agent to initiate an ACH transaction or the unavailability of funds, then Agent shall notify Borrower in writing, which notice shall contain wire transfer instructions, and Borrower shall make payment by wire transfer within one (1) Business Day of delivery of such notice (and any such payment shall be deemed to have been paid when due).

8.2           Certain Covenant Defaults. If Borrower fails to perform any obligation under Section 4.4, Section 6.3, Section 6.4, Section 6.5, Section 6.8, Section 6.9(a), Section 6.11, Section 6.13 or Section 6.14, or violates any of the covenants contained in Section 7 of this Agreement.

8.3           Other Covenant Defaults. If Borrower or any Loan Party fails or neglects to perform or observe any other material term, provision, condition, or covenant, or if any representation or warranty made by Borrower becomes untrue, in each case contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower or any Loan Party and Agent or Lenders and as to any default under such other term, provision, condition, covenant, representation or warranty that can be cured, has failed to cure such default within fifteen (15) days after Borrower receives notice thereof or any Responsible Officer of Borrower becomes aware thereof.

8.4           Material Adverse Effect. If there occurs any circumstance or circumstances that has or could be reasonably expected to have a Material Adverse Effect.

8.5           Attachment. If any material portion of the Collateral is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower or any Subsidiary is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s or any Subsidiary’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s or such Subsidiary’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof; provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contesting by Borrower or its Subsidiary.

8.6           Other Agreements. If there is a default under any agreement to which Borrower or a Subsidiary is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to demand payment of or accelerate the maturity of any Indebtedness in excess of One Million Dollars ($1,000,000); provided that a default under any such agreement will not be deemed to constitute a default under this Agreement if Borrower has cured such default under such other agreement prior to Agent having declared an Event of Default under this Agreement.

Loan and Security Agreement – Tempo Automation, Inc.

8.7           Judgments. If there is entry of a judgment or judgments against Borrower or any Subsidiary not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier for the payment of money in an amount, individually or in the aggregate, of at least One Million Dollars ($1,000,000).

8.8           Management Change. The occurrence of a material change in the management, directly or indirectly, of Borrower or any of its Subsidiaries prior to or within twelve (12) full months after the closing of the Merger Transactions, whereby either (A) (i) Joy Weiss ceases to serve as Parent’s and Borrower’s chief executive officer or (ii) Ryan Benton ceases to serve as Parent’s and Borrower’s chief financial officer, including by death or incapacity, and (B) a successor reasonably acceptable to Agent (such acceptance not to be unreasonably withheld, conditioned or delayed) has not been started working within thirty (30) days thereafter.

8.9           Misrepresentations. If any material misrepresentation or material misstatement exists now, when made or when deemed made in any written warranty, representation, statement, certificate, or report made to Agent or any Lender by Borrower, any Subsidiary or any Responsible Officer of Borrower or any Subsidiary (it being acknowledged by Agent and Lenders that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the periods covered by such projections and forecasts may differ from the projected or forecasted results).

8.10         Enforceability. If any Loan Document shall in any material respect cease to be, or Borrower asserts that any Loan Document is not a legal, valid and binding obligation of Borrower or any Loan Party that is a party thereto, enforceable in accordance with its terms except for the termination of such Loan Document pursuant to its terms. If any Subordination Agreement relating to Subordinated Debt shall in any material respect cease to be a legal, valid and binding obligation, or the holder or holders of an aggregate amount of One Million Dollars ($1,000,000) or more of Subordinated Debt challenge(s) the legality, validity or binding nature of the Subordination Agreement to which such Subordinated Debt relates except for the termination of such Subordination Agreement pursuant to its terms.

8.11         Involuntary Bankruptcy. If a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of Borrower or any Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee (or similar official) of Borrower or for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of forty-five (45) consecutive days or such court shall enter a decree or order granting the relief sought in such proceeding.

8.12         Voluntary Bankruptcy or Insolvency. If Borrower or any Subsidiary shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian (or other similar official) of Borrower or for any substantial part of its property, or shall make a general assignment for the benefit of creditors, or shall take any corporate action in furtherance of any of the foregoing.

8.13         Insolvency. If Borrower and its Subsidiaries taken as a whole become Insolvent.

8.14         Parent Obligations. If Parent breaches any agreement with any Lender or Agent and such breach remains uncured for ten (10) days following the earlier of (a) notice by such Lender or Agent to Parent of such breach, and (b) Parent’s or Borrower’s knowledge of such breach.

9.           Agent and Lenders’ Rights and Remedies

9.1           Rights and Remedies. Upon the occurrence and during the continuance of any Event of Default, Agent shall have the rights, options, duties and remedies of a secured party as permitted by, and in accordance with, applicable law and, in addition to and without limitation of the foregoing, Agent may (and not any Lender without Agent’s written consent), at its election, without notice of election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a)           Declare all Obligations, whether evidenced by this Agreement, or by any of the other Loan Documents, including the outstanding principal amount of, and accrued interest on, each Advance, immediately due and payable and terminate the Commitment (provided that upon the occurrence of an Event of Default described in Section 8.1,  8.11 or 8.12 all Obligations shall become immediately due and payable and the Commitment shall terminate without any action by Agent);

Loan and Security Agreement – Tempo Automation, Inc.

(b)           Make such payments and do such acts as Agent considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Agent so requires, and to make the Collateral available to Agent as Agent may designate. Borrower authorizes Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien which in Agent’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith; with respect to any of Borrower’s owned premises, Borrower hereby grants Agent, subject to any rights of third parties, a license to enter into possession of such premises and to occupy the same, without charge in order to exercise any of Agent’s rights or remedies provided herein, at law, in equity, or otherwise;

(c)           Set off and apply to the Obligations any and all Indebtedness at any time owing to or for the credit or the account of Borrower;

(d)           Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Agent is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use or sublicense the use of, without charge, Borrower’s labels, Patents, Copyrights, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, selling any Collateral and allowing for any resale of such Collateral, and, otherwise, in connection with Agent’s exercise of its rights under this Section 9.1. Borrower’s rights under all licenses and all franchise agreements shall inure to Agent’s benefit;

(e)           Deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreement providing control of any Collateral:

(f)           Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Agent determines are commercially reasonable; and

(g)           Agent may credit bid and purchase at any public sale.

Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

9.2           Waiver by Borrower. Upon the occurrence and during the continuance of an Event of Default, to the extent permitted by law, Borrower covenants that it will not at any time insist upon or plead, or in any manner whatever claim or take any benefit or advantage of, any stay or extension of law now or at any time hereafter in force, nor claim, take nor insist upon any benefit or advantage of or from any law now or hereafter in force providing for the valuation or appraisement of the Collateral or any part thereof prior to any sale or sales thereof to be made pursuant to any provision herein contained, or to the decree, judgment or order of any court of competent jurisdiction; nor, after such sale or sales, claim or exercise any right under any statute now or hereafter made or enacted by any state or otherwise to redeem the Property so sold or any part thereof, and, to the full extent legally permitted, except as to rights expressly provided herein, hereby expressly waives for itself and on behalf of each and every Person, except decree or judgment creditors of Borrower acquiring any interest in or title to the Collateral or any part thereof subsequent to the date of this Agreement, all benefit and advantage of any such law or laws, and covenants that it will not invoke or utilize any such law or laws or otherwise hinder, delay or impede the execution of any power herein granted and delegated to Agent, but will suffer and permit the execution of every such power as though no such power, law or laws had been made or enacted.

9.3           Effect of Sale. Subject to applicable law, any sale, whether under any power of sale hereby given under this Article 9 or by virtue of judicial proceedings, shall operate to divest all right, title, interest, claim and demand whatsoever, either at law or in equity, of Borrower in and to the Property sold, and shall be a perpetual bar, both at law and in equity, against Borrower, its successors and assigns, and against any and all Persons claiming the Property sold or any part thereof under, by or through Borrower, its successors or assigns. The timing of any foreclosure sale of Collateral shall be deemed reasonable provided that Agent gives at least 10 days advance notice of the initial date set for such foreclosure sale.

9.4           Power of Attorney in Respect of the Collateral. Borrower does hereby irrevocably appoint Agent (which appointment is coupled with an interest) effective only on the occurrence and during the continuance of an Event of Default, the true and lawful attorney in fact of Borrower with full power of substitution, for it and in its name: (a) to ask, demand, collect, receive, receipt for, sue for, compound and give acquittance for any and all rents, issues, profits, avails, distributions, income, payment draws and other sums in which a security interest is granted under Section 4 with full power to settle, adjust or compromise any claim thereunder as fully as if Agent were Borrower itself, (b) to receive payment of and to endorse the name of Borrower to any items of Collateral (including checks, drafts and other orders for the payment of money) that come into Agent’s possession or under Agent’s control, (c) to make all demands, consents and waivers, or take any other action with respect to, the Collateral, (d) in Agent’s discretion to file any claim or take any other action or proceedings, either in its own name or in the name of Borrower or otherwise, which Agent may reasonably deem necessary or appropriate to protect and preserve the right, title and interest of Agent in and to the Collateral, (e) to sign an amendment to any Loan Document if Borrower is obligated, but fails, to do so, or (f) to otherwise act with respect thereto as though Agent were the outright owner of the Collateral.

Loan and Security Agreement – Tempo Automation, Inc.

9.5           Lender Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities as required under the terms of this Agreement, then Agent (or a Lender with Agent’s consent) may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves as Agent or such Lender, as applicable, deems necessary to protect Agent and Lender from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.8 of this Agreement, and take any action with respect to such policies as Agent or such Lender, as applicable, deems prudent. Any amounts paid or deposited by Agent or such Lender, as applicable, shall constitute Lender Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Agent or such Lender shall not constitute an agreement by Agent or any Lender to make similar payments in the future or a waiver by Agent of any Event of Default under this Agreement.

9.6           Remedies Cumulative. Agent’s and each Lender’s rights and remedies under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. Agent and Lenders shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity, provided however, that Lender must first obtain Agent’s written consent before exercising any such rights and remedies. No exercise by Agent or Lenders (to the extent authorized by Agent) of one right or remedy shall be deemed an election, and no waiver by Agent, for itself or on behalf of Lenders, of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Agent or Lenders shall constitute a waiver, election, or acquiescence by such party.

9.7           Reinstatement of Rights. If Agent (or a Lender with Agent’s written consent) shall have proceeded to enforce any right under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then and in every such case (unless otherwise ordered by a court of competent jurisdiction), Agent and Lenders shall be restored to their former position and rights hereunder with respect to the Property subject to the security interest created under this Agreement.

9.8           Share Collateral. Borrower recognizes that Agent may be unable to effect a public sale of any or all the Collateral comprising shares of Borrower’s Subsidiaries (the “Shares”), by reason of certain prohibitions contained in federal securities laws and any other applicable securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof or other applicable restrictions. Borrower acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Agent or any other holder of the Shares shall be under no obligation to delay a sale of any of the Shares for the period of time necessary to permit the issuer thereof to register such securities for public sale under federal securities laws or under applicable state or foreign securities laws.

10.           Waivers; Indemnification

10.1         Demand; Protest. Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, and any other notices relating to the Obligations or Agent’s and/or Lenders’ rights and remedies hereunder.

10.2         Liability for Collateral. So long as Agent complies with its obligations, if any, under Section 9207 of the Code, neither Agent nor any Lender in any way or manner shall be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

Loan and Security Agreement – Tempo Automation, Inc.

10.3         Indemnification.

(a)           General Indemnity. Borrower shall pay, indemnify, and hold Agent and each Lender, and each of their officers, directors, employees, partners, agents, counsel and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including Lender Expenses and reasonable attorney’s fees) of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and any other Loan Documents, or the transactions contemplated hereby and thereby, and with respect to any investigation, litigation or proceeding (including any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, dissolution or relief of debtors or any appellate proceeding) related to this Agreement or the Advances or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from solely the gross negligence or willful misconduct of such Indemnified Person as determined by a court of competent jurisdiction in a final, non-appealable judgment.

(b)           Defense. At the election of Agent, Borrower shall defend such Indemnified Persons in connection with the Indemnified Liabilities, using a single legal counsel satisfactory to Agent (and, in the event of a conflict of interest acknowledged by such legal counsel between the Indemnified Persons, additional legal counsel), at the sole cost and expense of Borrower. All indemnity amounts owing under this Section 10.3 shall be paid within thirty (30) days after written demand.

11.           Notices

11.1         Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which shall be sent by e-mail) shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, by e-mail or by prepaid facsimile to Borrower, to Parent for the purposes of Section 8.14, to Agent or to Lender, as the case may be, at their respective addresses set forth below:

If to Borrower:	Tempo Automation, Inc.
2460 Alameda Street
San Francisco, CA 94103
Attn: Chief Financial Officer
EMAIL: rbenton@tempoautomation.com

If to Parent:	Tempo Automation Holdings, Inc.
2460 Alameda Street
San Francisco, CA 94103
Attn: Chief Financial Officer
EMAIL: rbenton@tempoautomation.com

If to Agent:	Ocean II PLO LLC
400 Oyster Point Blvd., Suite 229
South San Francisco, CA 94080
Attn: Todd Jaquez-Fissori, Managing Partner
EMAIL: todd@structuralcapital.com

If to a Lender:	At such address provided immediately below such Lender’s signature to this Agreement

Any of the above listed parties may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the others.

Loan and Security Agreement – Tempo Automation, Inc.

12.	AGENT PROVISIONS

12.1	Appointment and Authorization.

(a)           Each Lender hereby irrevocably appoints Agent to act on its behalf as the administrative agent and collateral agent under the Loan Documents, and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms of any of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Should any Lender obtain possession or control of any such Collateral, such Lender shall be deemed to hold such Collateral for the benefit of Agent and each other Lender, shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent.

(b)           Each Lender hereby authorizes Agent, on behalf of and for the benefit of Lender, to enter into any of the Loan Documents as secured party, and as Agent for and representative of Lender thereunder, and each Lender agrees to be bound by the terms of each such document; provided that Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any such document or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Loan Document), in the case of each of clauses (i) and (ii) without the prior consent of Required Lenders (or, if required pursuant to Section 13.4, all Lenders); provided further, however, that, without further written consent or authorization from Lenders, Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a Transfer of assets permitted by this Agreement or to which Required Lenders have otherwise consented, (b) release any party from a Joinder Agreement if all of the Equity Interests of such party are Transferred to any Person (other than an Affiliate of Borrower or a Loan Party) pursuant to a Transfer permitted hereunder or to which Required Lenders have otherwise consented, or (c) subordinate the Liens of Agent, on behalf of Lenders, to any Permitted Liens or (d) release all Liens in accordance with Section 2.4. Anything contained in any of the Loan Documents to the contrary notwithstanding, Borrower, Agent and each Lender hereby agree that (1) without Agent’s prior written consent, no Lender shall have any right individually to realize upon any of the Collateral under or otherwise enforce any Loan Document, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by Agent for the benefit of Lenders and Agent in accordance with the terms thereof, and (2) in the event of a foreclosure by either on any of the Collateral pursuant to a public or private sale, either Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Agent at such sale. Without limiting the generality of the foregoing, Agent is hereby expressly authorized to execute any and all documents (including releases) with respect to (i) the Collateral and the rights of Lenders with respect thereto, as contemplated by and in accordance with the provisions of the Loan Documents, and (ii) any other Subordination Agreement with respect to any junior or Subordinated Debt.

12.2         Agent in Individual Capacity; Lender as Agent. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Agent hereunder in its individual capacity. The exculpatory provisions contained in this Section 12 shall not relieve a Person acting as Agent from its obligations as a Lender to the extent that such Agent is also a Lender.

12.3         Exculpatory Provisions. The Agent shall have no duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, the Agent shall not:

(a)           be subject to any fiduciary or other implied duties, regardless of whether any Default or any Event of Default has occurred and is continuing;

(b)           have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders, provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           except as expressly set forth in the Loan Documents, have any duty to disclose, and the Agent shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the Agent or any of its Affiliates in any capacity.

Loan and Security Agreement – Tempo Automation, Inc.

Agent shall (i) provide Lenders a copy of material written information its receives from Borrower promptly on receipt, it being understood that Agent anticipates that there will be a significant amount of email correspondence, much of which will not be material and therefore will not be relayed to Lenders, and (ii) endeavor to keep Lenders generally apprised of important non-written information Borrower communicates to Agent.

12.4	Limitation of Liability.

(a)           Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders or as the Agent shall believe in good faith shall be necessary, under the circumstances or (ii) in the absence of its own gross negligence or willful misconduct.

(b)           Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with the Loan Documents, (ii) the contents of any certificate, report or other document delivered under any of the Loan Documents, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any of the Loan Documents, (iv) the validity, enforceability, effectiveness or genuineness of any of the Loan Documents or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 3 or elsewhere in the Loan Documents, other than to confirm receipt of items expressly required to be delivered to the Agent.

(c)           Agent may rely, and shall be fully protected in acting, or refraining to act, upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of emails, cables, telecopies and telexes, to have been sent by the proper party or parties. In the absence of its gross negligence or willful misconduct, Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Agent and conforming to the requirements of any of the Loan Documents. Agent may consult with counsel, and any opinion or legal advice of such counsel shall be full and complete authorization and protection in respect of any action taken, not taken or suffered by Agent under any of the Loan Documents in accordance therewith. Agent shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction. Agent shall not be under any obligation to exercise any of the rights or powers granted to Agent by the Loan Documents at the request or direction of any Lender unless Agent shall have been provided by such Lender with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction, and then, only to the extent that such Lender has the right under the applicable Loan Document to direct Agent to act.

12.5         Exculpation. Each Lender acknowledges that neither Agent nor any other Lender has made any representation or warranty to it, and that no act by any Agent or other Lender hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent or such Lender to any other Lender as to any matter, including whether there has been disclosure of material information in their possession. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon the Loan Documents, any related agreement or any document furnished thereunder.

12.6         Indemnification. The Lenders agree to indemnify Agent in its capacity as such (to the extent not reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so), ratably according to their respective Commitment, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Obligations) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence, bad faith or willful misconduct. The agreements in this Section 12.6 shall survive the payment of the Obligations.

Loan and Security Agreement – Tempo Automation, Inc.

12.7         Successor Agents. Agent may resign upon twenty (20) days’ notice to the Lenders and Borrower. If Agent shall resign in its capacity under this Agreement and the other Loan Documents, then the Required Lenders shall appoint a successor agent, whereupon such successor agent shall succeed to the rights, powers and duties of Agent in its capacity, and the term “Agent” shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent in its capacity shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any Lender. If no applicable successor agent has accepted appointment as such Agent in its capacity by the date that is twenty (20) days following such retiring Agent’s notice of resignation, such retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of such Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Agent’s resignation as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Loan Documents.

12.8         Agents Generally. Except as expressly set forth herein, Agent shall not have any duties or responsibilities hereunder in its capacity as such.

13.          General Provisions

13.1         Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Agent’s prior written consent, which consent may be granted or withheld in Agent’s sole discretion. Each Lender shall have the right without the consent of and without written notice to Borrower to sell, transfer, negotiate, or grant participations in all or any part of, or any interest in Lender’s rights and benefits hereunder and under any Loan Document to an Affiliate of Lender, provided that any other sale, transfer or participation of a Lender’s interest in any Loan Document shall require Agent’s prior written consent. The Agent, acting solely for his purpose as an agent of the Borrower to the extent required by the Internal Revenue Code, but in any event without liability to Borrower in such capacity as an agent, shall maintain a copy of each assignment and assumption, sale, transfer negotiation or participation document delivered to it and a register for the recordation of the names and addresses of the Lenders and participants from time to time, and the Commitments of, and principal amounts of (and stated interest on) the Advances owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

13.2         Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

13.3         Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

13.4         Entire Agreement; Construction; Amendments and Waivers.

(a)           This Agreement, each of the other Loan Documents and the Warrant, taken together, constitute and contain the entire agreement between Borrower, Agent and Lenders and supersede any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof, including the Original LSA, and that certain senior debt sheet dated August 25, 2022 issued by SCI and SQN to Borrower and that certain Mutual Non-Disclosure Agreement dated as of September 8, 2021 by and between Borrower and Todd M. Jaquez-Fissori.

(b)           This Agreement is the result of negotiations between and has been reviewed by each of Borrower, Agent and Lenders as of the date hereof and their respective counsel; accordingly, this Agreement shall be deemed to be the product of the parties hereto, and no ambiguity shall be construed in favor of or against Borrower, Agent or any Lender as a result of such provision having been written by such party. Borrower, Agent and Lenders agree that they intend the literal words of this Agreement and the other Loan Documents and that no parol evidence shall be necessary or appropriate to establish Borrower’s, Agent’s or Lenders’ actual intentions.

Loan and Security Agreement – Tempo Automation, Inc.

(c)           Any and all amendments, modifications, discharges or waivers of, or consents to any departures from any provision of this Agreement or of any of the other Loan Documents shall not be effective without the written consent of Agent, the Required Lenders and Borrower, provided however, that any amendment to the Commitment or any decrease in the principal amount of any Advance shall also require the written consent of the Lender whose Commitment or principal amount of any Advance is being amended and, provided, further, that Borrower may amend the Perfection Certificate and the Disclosure Schedules without the consent of the Agent or the Required Lenders only as provided in Article 5. Any waiver or consent with respect to any provision of the Loan Documents shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, waiver or consent effected in accordance with this Section 13.4 shall be binding upon Agent, Lenders and all Loan Parties.

(d)           The recitals set forth at the beginning of this Agreement are incorporated into and made part of this Agreement as though fully set forth herein.

13.5         Reliance. All covenants, agreements, representations and warranties made herein by Borrower shall, notwithstanding any investigation by Agent and Lenders, be deemed to be material to and to have been relied upon by Agent and Lenders.

13.6         No Set-Offs by Borrower. All Obligations payable by Borrower pursuant to this Agreement or any of the other Loan Documents shall be payable without notice or demand and shall be payable in United States Dollars without set-off or reduction of any manner whatsoever.

13.7         Counterparts. This Agreement and each of the other Loan Documents may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Agreement or any of the other Loan Documents by telecopy or other electronic imaging means (e.g. PDF by email) shall be effective as delivery of a manually executed counterpart.

13.8         Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect until the Obligations (other than inchoate indemnification obligations) have been paid in full in cash. The obligation of Borrower to indemnify each Indemnified Person with respect to the expenses, damages, losses, costs and liabilities described in Section 10.3 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against an Indemnified Person have run. Further, Section 6.13, 13.9, and 13.12 shall survive the termination of the Commitment or this Agreement as will any other provision which by its terms extend beyond the payment in full in cash of the Obligations.

13.9         Publicity.  Collateral Agent and Lender may use Borrower’s name and logo, and include a brief description of the relationship between Borrower, Collateral Agent and Lender, in Collateral Agent’s and Lender’s marketing materials.

13.10       Correction of Loan Documents. Agent may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as such Agent provides Borrower and Lenders with written notice of such correction and allows Borrower and Lenders at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by Agent, the Required Lenders and Borrower.

13.11       Relationship of Parties. Borrower, Agent and Lenders acknowledge, understand and agree that the relationship between the Borrower, on the one hand, and Agent and Lenders, on the other, is, and at all times shall remain solely that of a borrower and lender. Neither Agent nor Lenders shall under any circumstances be construed to be a partner or joint venturer of Borrower or any of its Affiliates; nor shall Agent or any Lender under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or any of its Affiliates, or to owe any fiduciary duty to Borrower or any of its Affiliates. Agent and Lenders do not undertake or assume any responsibility or duty to Borrower or any of its Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform the Borrower or any of its Affiliates of any matter in connection with its or their Property, any Collateral or the operations of Borrower or any of its Affiliates. Borrower and each of its Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Agent or Lenders in connection with such matters is solely for the protection of Agent and Lenders, and neither Borrower nor any Affiliate is entitled to rely thereon.

Loan and Security Agreement – Tempo Automation, Inc.

13.12       Confidentiality. Neither Agent, Lenders nor any of their employees, agents or representatives shall disclose to any third party any Confidential Information that Borrower or any Affiliate of Borrower discloses to it pursuant to the Loan Documents, except that Agent and Lenders (i) may disclose Confidential Information to a third party to the extent required by law, subpoena, civil investigative demand, interrogatories or similar legal process, upon giving Borrower reasonable advance notice of such disclosure if allowed pursuant to applicable law to permit Borrower to seek a protective order or otherwise prevent such disclosure, (ii) may disclose Confidential Information to a potential assignee or transferee of or participant in the Loan Documents or Warrant; provided that the potential assignee, transferee or participant agrees to be bound by substantially similar confidentiality obligations as Agent and Lenders under this Section 13.12, (iii) may disclose Confidential Information to their legal counsel, accountants and other professional advisors provided they are bound by law or contract by the substantially similar confidentiality obligations as Agent or Lender as set forth in this Section, (iv) may disclose Confidential Information to regulatory authorities having jurisdiction over Agent or Lender or any assignee, transferee or participant, and (v) may disclose Confidential Information in connection with the exercise of its rights and remedies during the continuance of an Event of Default, to the extent Agent or Lenders reasonably deems necessary. For purposes hereof, “Confidential Information” is information that Borrower or an Affiliate of Borrower discloses to Agent or Lenders pursuant to the Loan Documents that is not information which (i) becomes generally available to the public, other than as a result of disclosure by Agent or Lenders, (ii) was available on a non-confidential basis prior to its disclosure to Agent or Lenders by Borrower or such Affiliate, as applicable, (iii) becomes available to Agent or any Lender on a non-confidential basis from a source other the Borrower or such Affiliate, as applicable; provided that neither Agent nor any Lender have actual knowledge that such third party is prohibited from disclosing such information, or (iv) is independently developed by Agent or any Lender without reference to confidential information provided by Borrower or an Affiliate of Borrower.

13.13       Patriot Act/Freedom Act. Agent and Lenders hereby notify Borrower and its Subsidiaries that pursuant to the requirements of the USA PATRIOT Act and USA FREEDOM Act, they are required to obtain, verify and record information that identifies Borrower and its Subsidiaries, which information includes the name and address of Borrower and its Subsidiaries and other information that will allow them to identify Borrower and its Subsidiaries in accordance with the USA PATRIOT Act and the USA FREEDOM Act.

13.14      Governing Law. California law governs this Agreement without regard to principles of conflicts of law. Each of Borrower, Agent and Lenders submit to the exclusive jurisdiction of the State and Federal courts in the County of San Mateo, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Agent. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such party at the address set forth in, or subsequently provided by such party in accordance with, Section 11 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of a party’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

13.15       Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF BORROWER, AGENT AND LENDERS WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR ANY CONTEMPLATED TRANSACTION UNDER THIS AGREEMENT, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

Loan and Security Agreement – Tempo Automation, Inc.

13.16      Judicial Reference. WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of San Mateo County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in San Mateo County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the San Mateo, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge.

13.17      Scope of Authority. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

[Signature page follows]

Loan and Security Agreement – Tempo Automation, Inc.

In Witness Whereof, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER:

Tempo Automation, Inc.
a Delaware corporation

By:	/s/ Joy Weiss
Name:	Joy Weiss
Title:	Chief Executive Officer

Loan and Security Agreement – Tempo Automation, Inc.

1

In Witness Whereof, the parties hereto have caused this Agreement to be executed as of the date first above written.

LENDERS:

Structural Capital Investments III, LP,
a Delaware limited partnership

By:	Structural Capital GP III, LLC,
a Delaware limited liability company
its General Partner

By:	/s/ Lawrence Gross
Name: Lawrence Gross
Title: Managing Member
Address:
400 Oyster Point Blvd., Suite 229
South San Francisco, CA 94080
Attn: Todd Jaquez-Fissori, Managing Partner
Email: todd@structuralcapital.com

Series Structural DCO II Series of
Structural Capital DCO, LLC
a Delaware limited liability company

By:	Structural Capital GP III, LLC,
a Delaware limited liability company
its Manager

By:	/s/ Lawrence Gross
Name: Lawrence Gross
Title: Managing Member
Address:
400 Oyster Point Blvd., Suite 229
South San Francisco, CA 94080
Attn: Todd Jaquez-Fissori, Managing Partner
Email: todd@structuralcapital.com

CEOF Holdings LP
a Delaware limited partnership

By:	Corbin Capital Partners, L.P.
its Investment Manager

By:	/s/ Daniel Friedman
Name: Daniel Friedman
Title: General Counsel
Address:
Corbin Capital Partners
590 Madison Ave, 31st floor
New York NY 10022
EMAIL: Fof-ops@corbincapital.com

Loan and Security Agreement – Tempo Automation, Inc.

2

In Witness Whereof, the parties hereto have caused this Agreement to be executed as of the date first above written.

LENDERS (Continued):

SQN Tempo Automation, LLC

By:	/s/ Ryan McCalley
Name: Ryan McCalley
Title: Managing Partner
Address:
320 Broad Street, Suite 250
Charleston, South Carolina 29410
Email: rmccalley@sqnvp.com

SQN Venture Income Fund II, LP

By:	/s/ Ryan McCalley
Name: Ryan McCalley
Title: Managing Partner
Address:
320 Broad Street, Suite 250
Charleston, South Carolina 29410
Email: rmccalley@sqnvp.com

Loan and Security Agreement – Tempo Automation, Inc.

3

In Witness Whereof, the parties hereto have caused this Agreement to be executed as of the date first above written.

AGENT:

Ocean II PLO LLC
a California limited liability company

By:	Structural Capital Management Company II, LP,
a Delaware limited partnership
Its Manager

By:	Structural Capital GP, LLC,
a Delaware limited liability company
Its General Partner

By:	/s/ Lawrence Gross
Name: Lawrence Gross
Title: Managing Member

Loan and Security Agreement – Tempo Automation, Inc.

4

List of Schedules and Exhibits

Schedule 2.1	Commitments
Exhibit A	Collateral Description
Exhibit B	Form of Secured Promissory Note
Exhibit C	Form of ACH Debit Consent
Exhibit D	Form of Notice of Borrowing
Exhibit E	Reserved
Exhibit F	Form of Compliance Certificate
Exhibit G	Perfection Certificate
Exhibit H	Form of Joinder Agreement

Current Financial Statements

Disclosure Schedules

Post-Closing Schedule

Loan and Security Agreement – Tempo Automation, Inc.

5

Schedule 2.1

Commitments

[Omitted]

Loan and Security Agreement – Tempo Automation, Inc.

6

Exhibit A

Collateral Description

[Omitted]

Loan and Security Agreement – Tempo Automation, Inc.

A-1

Exhibit B

Form of Secured Promissory Note

[Omitted]

Loan and Security Agreement – Tempo Automation, Inc.

B-1

Exhibit C

Form of ACH Debit Consent

[Omitted]

Loan and Security Agreement – Tempo Automation, Inc.

C-1

Exhibit D

Notice of Borrowing

[Omitted]

Loan and Security Agreement – Tempo Automation, Inc.

D-1

Exhibit E

Reserved

Loan and Security Agreement – Tempo Automation, Inc.

E-1

Exhibit F

Compliance Certificate

[Omitted]

Loan and Security Agreement – Tempo Automation, Inc.

F-1

Exhibit G

Perfection Certificate

[Omitted]

Loan and Security Agreement – Tempo Automation, Inc.

G-1

Exhibit H

Form of Joinder Agreement

[Omitted]

Loan and Security Agreement – Tempo Automation, Inc.

H-1

CURRENT FINANCIAL STATEMENTS

Loan and Security Agreement – Tempo Automation, Inc.

DISCLOSURE SCHEDULES

[Omitted]

Loan and Security Agreement – Tempo Automation, Inc.

POST-CLOSING SCHEDULE

[Omitted]

Loan and Security Agreement – Tempo Automation, Inc.